Filed Pursuant to Rule 424(b)(2)
Registration No. 333-295819
Prospectus Supplement
(To Prospectus dated May 13, 2026)

Eos Energy Enterprises, Inc.
Common Stock, par value $0.0001 per share
Subscription Rights to Purchase Up to 27,367,171 Units at the Subscription Price
Each Unit Consisting of One Share of Common Stock and 0.4388 of a Warrant to Purchase Common Stock
Eos Energy Enterprises, Inc. is distributing at no charge to the holders of our common stock, par value $0.0001 per share, and holders of the Company’s warrants issued on April 14, 2023, May 17, 2023, December 19, 2023 and November 21, 2025 (the “Participating Warrants”) as of 5:00 p.m. (New York City time) on July 1, 2026 (the “Record Date” and the holders collectively, the “Rights Offering Participants”) subscription rights (“Rights”) entitling the holder to purchase up to 27,367,171 Units (“Units”) at the Subscription Price (as defined below) with an aggregate offering value of up to approximately $150 million (the “Rights Offering”). The subscription price per Unit shall be equal to $5.481 (the “Subscription Price”).
Each Rights Offering Participant will receive one Right entitling the holder to purchase 0.071193 of a Unit at the Subscription Price, for each share of our common stock, or each share of our common stock underlying a Participating Warrant, as applicable, owned by such holder on the Record Date.
Each Unit shall consist of one share of our common stock (“New Shares”) and 0.4388 of a warrant to purchase common stock (“Warrants”), whose issuance is subject to certain conditions as discussed herein (the “Closing Conditions”). See “Description of the Rights Offering—Conditions to the Rights Offering.” Each whole Warrant entitles the holder to purchase one share of our common stock at an exercise price of $5.481 per whole share, subject to adjustment and exercised solely through cashless exercise. The Warrants will be exercisable immediately upon completion of this Rights Offering and will expire on the tenth anniversary of the completion of this Rights Offering, unless earlier exercised or redeemed. The Warrants will be subject to redemption by us, at our option, in whole but not in part, at any time on or after the five year anniversary of the issue date while they are exercisable and prior to their expiration, for $0.01 per Warrant, on not less than thirty (30) days’ written notice, if the last reported sale price of our common stock has been at least $10.962 per share, subject to adjustment, on each of twenty (20) trading days within the thirty (30) trading-day period ending on the business day prior to the date on which such notice of the redemption is given. Subject to the satisfaction or waiver of the Closing Conditions, the New Shares and the Warrants comprising the Units will separate upon the closing of this Rights Offering and will be issued separately; however, they may only be purchased as a Unit and the Units will not trade as a separate security. For a more detailed discussion, see “Description of the Rights Offering―Subscription Rights―Basic Subscription Rights.” Following the closing of the Rights Offering, there is no assurance that the price will remain at the current trading price, and the price may decline to the Subscription Price, or to a price lower than the Subscription Price. For a more detailed discussion, see “Description of the Rights Offering.”
The purpose of this Rights Offering is to raise equity capital in a cost-effective manner that provides all of our existing stockholders the opportunity to participate. We anticipate using the net proceeds of the Rights Offering, if any, to fund our contribution to Frontier Power USA Parent, LLC, a Delaware limited liability company (“Frontier”) in exchange for a number of Frontier’s Class B Units, at a price of $1.00 per Class B Unit. For a more detailed discussion, see “Summary―Recent Developments” and “Use of Proceeds.”
The Rights will be distributed and exercisable beginning on July 2, 2026. The Rights will expire and will have no value if they are not exercised prior to the expiration date of this Rights Offering, which is currently expected to be 5:00 p.m. (New York City time) on July 21, 2026 (the “Expiration Date”), unless we, in our sole discretion, extend the period for exercising the Rights or terminate it earlier. We will extend the duration of the Rights Offering as required by applicable law, and may choose to extend the Rights Offering if we decide that the degree of participation in this Rights Offering by holders of our common stock and Participating Warrants is less than the level we desire. You should carefully consider whether or not to exercise your Rights before the Expiration Date. We reserve the right to modify or cancel the Rights Offering at any time before the expiration of the Rights Offering, for any reason.
There is no minimum number of Units that we must sell in order to complete the Rights Offering. If you exercise your Rights in full, you may also exercise an over-subscription privilege to purchase additional Units up to the number of Units underlying the basic subscription right (or 200% combined) that remain unsubscribed at the expiration of the Rights Offering, subject to the availability and allocation of Units among persons exercising this over-subscription privilege and certain other limitations as further described elsewhere in this prospectus supplement and the accompanying prospectus. See “Description of the Rights Offering―Subscription Rights—Over-Subscription Privilege.” Stockholders who do not participate in the Rights Offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding after the Rights Offering to the extent that other stockholders participate in the Rights Offering. Rights that are not exercised by the Expiration Date will expire and have no value.
We are distributing the Rights and offering the underlying securities directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of Rights in the Rights Offering and no commissions, fees or discounts will be paid in connection with the Rights Offering. Broadridge Corporate Issuer Solutions, LLC is acting as the subscription agent. Sodali & Co. is acting as the information agent for the Rights Offering. Continental Stock Transfer & Trust Company is acting as the warrant agent for the Warrants. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation.
We have applied to have the Rights admitted to trading on Nasdaq Capital Market (“Nasdaq”), where we expect them to begin trading under the symbol “EOSER” on July 6, 2026 and to continue trading through July 21, 2026. We have applied to have the Warrants admitted to trading on Nasdaq under the symbol “EOSEW.” However, no assurance can be given that such listing application will be approved. If our Warrants listing application is not approved, the Warrants may not be traded on Nasdaq when issued, or at all. The subscription period for the Rights will begin on July 2, 2026 and will close at 5:00 p.m. (New York City time) on July 21, 2026. We do not intend to apply for listing of the Units offered hereby.
Our common stock trades on Nasdaq under the symbol “EOSE.” The subscription price for each Unit in this offering represents an approximately 0.3% discount to the last reported sale price of our common stock on Nasdaq on July 1, 2026, which was $5.55 per share.
Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” beginning on page S-18 of this prospectus supplement and under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2025 which has been filed with the Securities and Exchange Commission and is incorporated by reference in this prospectus supplement and the accompanying prospectus.
Our board of directors (the “Board of Directors” or the “Board”), reserves the right to terminate the Rights Offering for any reason at any time before the completion of the Rights Offering. If we terminate the Rights Offering, all subscription payments received will be returned as soon as practicable, without interest or penalty.
The Board is making no recommendations regarding your exercise of any Rights. You should carefully consider whether to exercise your Rights before the Expiration Date. You may not revoke or revise any exercises of Rights once made, unless we terminate the Rights Offering.
This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to subscribe for or purchase securities to any person to whom or in any jurisdiction in which such offer or solicitation is unlawful.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
July 2, 2026

Prospectus Supplement
Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT
This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the distribution of rights to purchase units offered hereby. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
Before purchasing any units you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information in the documents we have listed under the heading “Where You Can Find More Information.”
We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates.
This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.
All references in this prospectus supplement and the accompanying prospectus to “Eos,” the “Company,” “we,” “us,” “our,” or similar references refer to Eos Energy Enterprises, Inc., a Delaware corporation, and its subsidiaries taken as a whole, except where the context otherwise requires or as otherwise indicated.
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WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document. Any statement contained in this prospectus supplement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement.
We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the termination of any offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 26, 2026;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 13, 2026;
•
the portions of our Definitive Proxy Statement on Schedule 14A that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on April 14, 2026;

•
our Current Reports on Form 8-K filed with the SEC on February 17, 2026, March 26, 2026, March 31, 2026, April 30, 2026, May 13, 2026 (excluding items 2.02 and 7.01), June 5, 2026 (excluding item 7.01), June 30, 2026 and July 1, 2026; and

•
the description of our securities contained in Exhibit 4.5 to our Annual Report Form 10-K for the fiscal year ended December 31, 2024, including any amendments or reports filed for the purpose of updating such description.

The SEC maintains a website at www.sec.gov, from which you can inspect these documents and other information we have filed electronically with the SEC. You may also request copies of these documents, at no cost to you, from our website (https://www.eose.com), or by writing or telephoning us at the following address:
Eos Energy Enterprises, Inc.
3920 Park Avenue
Edison, New Jersey 08820
Attn: Chief Legal Officer
(732) 225-8400
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SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
This prospectus supplement, including the documents incorporated by reference in this prospectus supplement and accompanying prospectus, contains forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements appear in a number of places in this prospectus supplement and the documents incorporated by reference herein and include statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to:
•	changes adversely affecting the business in which we are engaged;
•	our ability to forecast trends accurately;
•	our ability to generate cash, service indebtedness and incur additional indebtedness;
•	our ability to raise financing in the future;
•	our customer’s ability to secure project financing;
•	risks associated with the JV Transaction (as defined below), including the risk that the joint venture will not be completed on the anticipated terms if at all;
•
risks associated with our Credit Agreement, dated June 21, 2024, by and between us and CCM Denali Debt Holdings, LP (the “Credit Agreement”), including risks of default, dilution of outstanding common stock, consequences for failure to meet milestones and contractual lockup of shares;

•	the amount of final tax credits available to our customers or to Eos pursuant to the Inflation Reduction Act including potential impacts from any repeal or modification of the legislation;
•	the timing and availability of future funding under our Loan Guarantee Agreement, dated November 26, 2024, by and between us and the U.S. Department of Energy (the “DOE”);
•	our ability to continue to develop efficient manufacturing processes to scale and to forecast related costs and efficiencies accurately;
•	fluctuations in our revenue and operating results;
•	competition from existing or new competitors;
•	our ability to convert firm order backlog and pipeline to revenue;
•	risks associated with security breaches in our information technology systems;
•	risks related to legal proceedings or claims;
•	risks associated with evolving energy policies in the United States and other countries and the potential costs of regulatory compliance;
•	risks associated with changes to the U.S. trade environment;
•	our ability to maintain the listing of our shares of common stock on Nasdaq;
•	our ability to grow our business and manage growth profitably, maintain relationships with customers and suppliers and retain our management and key employees;
•	risks related to adverse changes in general economic conditions, including inflationary pressures and increased interest rates;
•	risk from supply chain disruptions and other impacts of geopolitical conflict;
•	changes in applicable laws or regulations;
•	other factors detailed under the section entitled “Risk Factors” herein; and
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•
other factors disclosed in “Part I, Item 1A.—Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 26, 2026, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Report on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K).

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and, except as required by law, we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. See also Part I, Item 1A, “Risk Factors” disclosures contained in our Annual Report on Form 10-K for the year ended December 31, 2025 for additional discussion of the risks and uncertainties that could cause the our actual results to differ materially from those expressed or implied in its forward-looking statements.
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SUMMARY
This summary description of our business and the offering may not contain all of the information that may be important to you. For a more complete understanding of our business and this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus.
Overview
We are an American energy company and the leading innovator in designing, sourcing, manufacturing, and providing zinc-based battery energy storage systems (“BESS”), sourced, and manufactured in the United States. Our BESS are safe, non-flammable, secure and sustainable alternatives to lithium-ion batteries, making them ideal for utility-scale, microgrid and commercial and industrial long-duration applications. We design, develop, manufacture, and market zinc-based energy systems intended for utility-scale, microgrid and commercial and industrial (“C&I”) applications. We believe our technology serves as a viable alternative to lithium-ion (“Li-ion”) batteries for long-duration energy storage use cases. We have developed a broad intellectual property portfolio, including multiple patents covering our battery chemistry, mechanical product design, energy block configuration and proprietary software operating system, the Battery Management System (“BMS”). The BMS software uses proprietary Eos-developed algorithms and utilizes ambient and battery temperature sensors, as well as voltage and current sensors for electrical strings and system-level monitoring. We currently focus on the manufacture and sale of turnkey direct current (“DC”) battery energy storage systems and plan to expand our product portfolio to include turnkey alternating current (“AC”) systems.
Our primary applications include: (1) integration with renewable energy systems that are connected to the utility grid; (2) integration with renewable energy systems that are not grid-connected; (3) deployment in systems designed to relieve grid congestion; and (4) installations that enable C&I customers to reduce peak energy usage or participate in utility ancillary and demand-response markets. These applications are increasingly relevant as overall electricity demand continues to rise, including incremental load growth associated with the expansion of artificial intelligence (“AI”), high-performance computing (“HPC”) and data center infrastructure, which is contributing to greater system capacity needs and grid-level constraints.
We provide an innovative Znyth™ BESS designed to provide the operating flexibility to manage increased grid complexity and price volatility resulting from an overall increase in renewable energy generation and a congested grid coming from an increase in electricity demand growth. Our BESS is a validated chemistry with accessible non-precious earth components in a durable design that is intended to deliver results in even the most extreme temperatures and conditions. The system is designed to be safe, flexible, scalable, sustainable and manufactured in the United States, using raw materials primarily sourced in the United States. We believe our Z3 battery module is the core of our innovative systems. The Z3 battery module is the only US designed and manufactured battery module that today provide utilities, independent power producers, renewables developers and C&I customers with an alternative to lithium-ion and lead-acid monopolar batteries for critical 3- to 12-hour discharge duration applications. We believe the Z3 battery will transform how utility, industrial and commercial customers store power. We believe the Z3 battery is reshaping how utility, industrial and commercial customers store and manage power. In addition to our BESS, we currently provide: (a) a BMS which provides a remote asset monitoring capability and service to track the performance and health of our BESS and to proactively identify future system performance issues through predictive analytics; (b) project management services to ensure the process of implementing our BESS are coordinated in conjunction with the customer’s overall project plans; (c) commissioning services that ensure the customer’s installation of the BESS meets the performance expected by the customer; and (d) long-term maintenance plans to maintain optimal operating performance of our systems.
Recent Developments
We plan to enter into a certain JV Agreement (the “JV Agreement”) between Eos, CCM Frontier JV Holdco, LLC, an affiliate of Cerberus Capital Management, L.P. (“CCM”), HBC MSF Capital Solutions Blocker II, LLC, an affiliate of Hudson Bay Capital Management LP (“HBC”) and Frontier, which governs the establishment of Frontier as a joint venture among Eos, CCM and HBC (the “JV Transaction”). Pursuant to the JV Agreement, we will contribute the net proceeds of this offering to Frontier in consideration for a number of Class B Units of Frontier at a price of $1.00 per unit.

In addition, we will concurrently grant 20,017,772 warrants to CCM (the “CCM Warrants”) and 10,008,886 warrants to HBC (the “HBC Warrants”), with each exercisable for one share of common stock at an exercise price of $5.481 per whole share, subject to adjustment, as partial consideration for CCM’s investment (the “CCM Investment”) and HBC’s investment (the “HBC Investment”) into Frontier pursuant to the JV Transaction, respectively. The CCM Warrants and HBC Warrants will be subject to redemption by us on the same terms as the Warrants. See “Use of Proceeds” and “Risk Factors―The JV Transaction is subject to certain closing conditions which are out of our control, and as a result we cannot assure you that the investment will be completed in a timely manner or at all, and therefore our business and the price of our common stock may be adversely affected.”
Corporate Information
We were incorporated in Delaware in June 2019 as a blank check company under the name B. Riley Principal Merger Corp. II. In connection with its business combination on November 16, 2020, we changed our name to Eos Energy Enterprises, Inc.
Additional Information
The mailing address of our principal executive office is 3920 Park Avenue, Edison, New Jersey 08820, and our phone number is (732) 225-8400. Our corporate website address is https://www.eose.com/. Information contained on or accessible through our website is not a part of this prospectus supplement, and the inclusion of our website address in this prospectus supplement is an inactive textual reference only, and are not hyperlinks.

SUMMARY OF THE RIGHTS OFFERING
The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the offering, see “Description of the Rights Offering.”
Issuer
Eos Energy Enterprises, Inc.
Rights Offering Participant
Each holder of our common stock, par value $0.0001 per share and each holder of the Company’s warrants issued on April 14, 2023, May 17, 2023, December 19, 2023 and November 21, 2025 (such warrants, the “Participating Warrants”) as of the Record Date
The Rights Offering
Each Rights Offering Participant will receive one Right entitling the holder to purchase 0.071193 of a Unit at the Subscription Price, for each share of our common stock, or each share of our common stock underlying a Participating Warrant, as applicable, owned by such holder on the Record Date. The subscription price per Unit shall be equal to $5.481 (the “Subscription Price”).
Each Unit shall consist of one share of our common stock (“New Shares”) and 0.4388 of a warrant (“Warrants”), each whole Warrant entitling the holder to purchase one share of our common stock at an exercise price of $5.481 per whole share, subject to adjustment and exercised solely through cashless exercise. The Warrants will be exercisable immediately upon completion of this Rights Offering and will expire on the tenth anniversary of the completion of this Rights Offering, unless earlier exercised or redeemed. The Warrants will be subject to redemption by us, at our option, in whole but not in part, at any time on or after the five year anniversary of the issue date while they are exercisable and prior to their expiration, for $0.01 per Warrant, on not less than thirty (30) days’ written notice, if the last reported sale price of our common stock has been at least $10.962 per share, subject to adjustment, on each of twenty (20) trading days within the thirty (30) trading-day period ending on the business day prior to the date on which such notice of the redemption is given. Subject to the satisfaction or waiver of the Closing Conditions, the New Shares and the Warrants comprising the Units will separate upon the closing of this Rights Offering and will be issued separately; however, they may only be purchased as a Unit and the Units will not trade as a separate security. For a more detailed discussion, see “Description of the Rights Offering―Subscription Rights―Basic Subscription Rights.”
Concurrent Warrant Grant to CCM Investment and HBC Investment
We have agreed to grant, and CCM has agreed to receive, the CCM Warrants, with each CCM Warrant exercisable for one share of common stock at an exercise price of $5.481 per whole share, subject to adjustment, as partial consideration for the CCM Investment into Frontier pursuant to the JV Transaction governed by the JV Agreement.
We have agreed to grant, and HBC has agreed to receive, the HBC Warrants, with each HBC Warrant exercisable for one share of common stock at an exercise price of $5.481 per whole share, subject to adjustment, as partial consideration for the HBC Investment into Frontier pursuant to the JV Transaction governed by the JV Agreement. See “Summary―Recent Developments.”
Over-subscription and Proration
Each holder of Rights that exercises its Rights in full will have an over-subscription privilege entitling them to subscribe for and purchase, at the applicable subscription price, up to the lesser of (i) the number of Units available for over-subscription and (ii) the number of Units available under the holder’s basic subscription right (or 200% combined).
The over-subscription privilege will be subject to proration as described under “Description of the Rights Offering―Subscription Rights—Over-subscription Privilege.”
Record Date
5:00 p.m. (New York City time) on July 1, 2026
Subscription Period for and Exercise of Rights
The exercise period for the Rights will begin on July 2, 2026 and will close at 5:00 p.m. (New York City time) on July 21, 2026.
Settlement
As soon as practicable after the expiration of the Rights Offering and subject to the satisfaction or waiver of the Closing Conditions, the subscription agent will arrange for the issuance of the New Shares and Warrants received pursuant to the Rights Offering. All New Shares and Warrants that are purchased in the Rights Offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares. If you hold your shares in the name of a custodian bank, broker, dealer, or other nominee, the Depository Trust Company (DTC) will credit your account with your nominee with the securities you purchased in the Rights Offering.
Procedure for Exercising Rights
You may exercise your Rights by properly completing and executing your rights certificate and delivering it, together with the subscription price for each Unit for which you subscribe under the basic subscription right and over-subscription privilege, to the subscription agent, Broadridge Corporate Issuer Solutions, LLC, on or prior to the Expiration Date. If you use mail, we recommend that you use insured, registered mail, with return receipt requested.

How Rights Holders Can Exercise Rights Through Others
If you hold our common stock through a custodian bank, broker, dealer, or other nominee, we will ask your custodian bank, broker, dealer or other nominee to notify you of the Rights Offering. If you wish to exercise your rights, you will need to have your custodian bank, broker, dealer or other nominee act for you. To indicate your decision, you should complete and return to your custodian bank, broker, dealer or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your custodian bank, broker, dealer or other nominee with the other Rights Offering materials. You should contact your custodian bank, broker, dealer or other nominee if you believe you are entitled to participate in the Rights Offering but you have not received this form.
How Foreign Stockholders and Other Stockholders Can Exercise Rights
The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the Rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m. (New York City time) at least five (5) business days prior to the Expiration Date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your Rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.
No Revocation
Once you submit the form of rights certificate to exercise any Rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your Rights unless you are certain that you wish to purchase Units in the Rights Offering.
Payment Adjustments
If you send a payment that is insufficient to purchase the number of Units requested, or if the number of Units requested is not specified in the rights certificate, the payment received will be applied to exercise your Rights to the extent of the payment. If the payment exceeds the amount necessary for the full exercise of your Rights, including any over-subscription privilege exercised and permitted, any such amount (the “Excess Subscription Amount”) will be put towards the purchase of additional Units (either towards your basic Right, if available, or towards the over-subscription privilege if you have already exercised your basic Right in full). Otherwise, the excess will be returned to you as soon as practicable, in the form in which made. You will not receive interest or a deduction on any payments refunded to you under the Rights Offering.

Subscription Agent
Broadridge Corporate Issuer Solutions, LLC
Information Agent
You should direct any questions or requests for assistance concerning the method of subscribing for Units or for additional copies of this prospectus the information agent, Sodali & Co., at (203) 658-9400 (banks and brokers), (833) 225-0490 (individuals call toll-free), by e-mail at EOSE.info@investor.sodali.com, or by mail at:
Sodali & Co.
333 Ludlow Street
5th Floor, South
Tower
Stamford, CT 06902
Important Dates to Remember
Set forth below are certain important dates for this Rights Offering, which are generally subject to extension:
Record Date: July 1, 2026
Expiration Date: July 21, 2026 (unless we, in our sole discretion, extend the period for exercising the Rights or terminate it earlier)
Deadline for Delivery of Rights Statements and Payment for Units: July 21, 2026
Deadline by which the Subscription Agent must have received appropriate materials from holders of Rights who intend to make cash payment of the Right by uncertified check: July 14, 2026 (five business days prior to the Expiration Date)
Date by which the Subscription Agent must have received appropriate materials from holders of Rights in order to have the Subscription Agent sell such Rights: July 14, 2026 (five business days prior to the Expiration Date)
Deadline by which the Subscription Agent must have received appropriate materials from holders of Rights in order to transfer all or a portion of such holder’s Rights (other than pursuant to a sale by the Subscription Agent: July 14, 2026 (five business days prior to the Expiration Date)
Deadline by which registered foreign holders of Rights must notify the Subscription Agent and establish to the satisfaction of the Subscription Agent that it is permitted to exercise its Rights: July 14, 2026 (five business days prior to the Expiration Date
Anticipated Delivery of Units Purchased in Rights Offering: August 3, 2026 (shares held in brokerage accounts may take several days longer)
Use of Proceeds
The purpose of this Rights Offering is to raise equity capital in a cost-effective manner that provides all of our existing stockholders the opportunity to participate. We intend to use the net proceeds from the Rights Offering to acquire Class B Units of Frontier pursuant to the JV Agreement. See “Use of Proceeds.”
Trading of Rights
We have applied to have the Rights admitted to trading on Nasdaq, where the Rights are expected to begin trading on July 6, 2026 and will trade through July 21, 2026.
The Rights are transferable until the Expiration Date. If you are a Rights holder, you may transfer your Rights through the Subscription Agent. Any Rights submitted to the Subscription Agent for sale must be received by the Subscription Agent on or before July 14, 2026, five business days prior to the completion of the subscription period, due to normal settlement procedures.
Listing
Our common stock is traded on Nasdaq under the symbol “EOSE.” On July 1, 2026, the last reported sale price of our common stock on Nasdaq was $5.55 per share (to which the subscription price for a Unit in this offering represents an approximately 0.3% discount).
We have applied to have the Warrants admitted to trading on Nasdaq under the symbol “EOSEW.” However, no assurance can be given that such listing application will be approved. If our Warrants listing application is not approved, the Warrants may not be traded on Nasdaq when issued, or at all. We do not intend to apply for listing of the Units.
Amendment, Extension, and Termination
We have the option to extend the Rights Offering and the period for exercising your Rights, although we do not presently intend to do so. The board of directors, in its sole discretion, reserves the right to amend or modify the terms of the Rights Offering. We also reserve the right to terminate the Rights Offering at any time prior to the Expiration Date for any reason, in which event all funds received in connection with the Rights Offering will be returned without interest or deduction to those persons who exercised their Rights.
No Fractional Units, Shares, or Warrants
We will not sell fractional Units, shares or Warrants. Rights holders will only be entitled to purchase a whole number of Units representing a whole number of shares of common stock, rounded down to the nearest whole number of Units a holder would otherwise be entitled to purchase. As we will not sell fractional Units, we will not issue fractional shares of common stock or Warrants in the Rights Offering. The number of shares of common stock and Warrants issued to you shall correspond to the number of Units issued to you (and, for the avoidance of doubt, the number of Warrants issued to you will be rounded down to the nearest whole number).
Any Excess Subscription Amount will be put towards the purchase of additional Units (either towards your basic Right, if available, or towards the over-subscription privilege if you have already exercised your basic Right in full). The excess amount for any fractional Units will be returned to you as soon as practicable, in the form in which made. You will not receive interest or a deduction on any payments refunded to you under the Rights Offering. No subscriber will receive a refund or other compensation for any unissued fractional Units. See “Description of the Rights Offering―No Fractional Shares.”
No Recommendation to Rights Holders
Our board of directors is making no recommendation regarding your exercise of the Rights. You are urged to make your decision based on your own assessment of our business and the Rights Offering.
Delivery of Shares and Warrants
As soon as practicable after the expiration of the Rights Offering, the subscription agent will arrange for the issuance of the shares of common stock and Warrants received pursuant to the Rights Offering. All shares and Warrants that are purchased in the Rights Offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares. If you hold your shares in the name of a custodian bank, broker, dealer, or other nominee, the Depository Trust Company (DTC) will credit your account with your nominee with the securities you purchased in the Rights Offering.
Fees and Expenses
We are not charging any fee or sales commission to issue Rights to you or to sell Units to you if you exercise your Rights (other than the subscription price). If you exercise your Rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.
No Going Private Transaction
The Rights Offering is not a transaction or series of transactions which has either a reasonable likelihood or a purpose of producing a “going private effect” as specified in Rule 13e-3 of the Exchange Act.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING
The following are examples of what we anticipate will be common questions about the Rights Offering. The answers are based on selected information included elsewhere in this prospectus supplement. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. This prospectus supplement and the documents incorporated by reference contain more detailed descriptions of the terms and conditions of the Rights Offering and provide additional information about us and about our business, including potential risks related to the Rights Offering, our common stock, and our business.
Exercising the Rights and investing in our securities involve a high degree of risk. We urge you to carefully read the section titled “Risk Factors” beginning on page S-18 of this prospectus supplement and all other information included in, or incorporated by reference into, this prospectus supplement in its entirety before you decide whether to exercise your Rights.
Q:	Who do I contact if I have questions about the Rights Offering?
A:
If you have questions about the Rights Offering, please contact our information agent, Sodali & Co., at (203) 658-9400 (banks and brokers), (833) 225-0490 (individuals call toll-free), by e-mail at EOSE.info@investor.sodali.com, or by mail at:

Sodali & Co.
333 Ludlow Street
5th Floor, South Tower
Stamford, CT 06902
Q:	What is the Rights Offering?
A:
We are distributing to you, at no charge, one Right to purchase 0.071193 of a Unit at the Subscription Price for each share of our common stock, or each share of our common stock underlying a Participating Warrant, as applicable, that you owned as of 5:00 p.m. (New York City time) on July 1, 2026, either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares.

Q:	Why are we conducting the Rights Offering?
A:
The purpose of this Rights Offering is to raise equity capital in a cost-effective manner that provides all of our existing stockholders the opportunity to participate. We anticipate using the net proceeds of the Rights Offering, if any, to fund our contribution to Frontier in exchange for a number of Frontier’s Class B Units, at a price of $1.00 per Unit. For a more detailed discussion, see “Use of Proceeds.”

Q:	Am I required to subscribe in the Rights Offering?
A:	No
Q:	Who will receive Rights?
A:
Holders of our common stock, par value $0.0001 per share, and holders of our warrants issued on April 14, 2023, May 17, 2023, December 19, 2023 and November 21, 2025 as of 5:00 p.m. (New York City time) on July 1, 2026 will receive one Right for each share of common stock, or each share of common stock underlying such warrant, as applicable, owned as of July 1, 2026, the Record Date.

Q:	What is a Unit?
A:
Each Unit consists of one share of our common stock and 0.4388 of a warrant (the “Warrants”), each whole warrant entitling the holder to purchase one share of our common stock. Subject to the satisfaction or waiver of the Closing Conditions, the common stock and Warrants comprising the Units will separate upon the closing of this Rights Offering and will be issued separately; however, they may only be purchased as a Unit and the Unit will not trade as a separate security.

Q:	Will fractional shares be issued upon exercise of Rights or upon the exercise of Warrants?
A:	No. We will not issue fractional Units, shares of common stock or Warrants in the Rights Offering.
Rights holders will only be entitled to purchase a whole number of Units representing a whole number of shares of common stock, rounded down to the nearest whole number of Units a holder would otherwise be entitled to purchase. As we will not sell fractional Units, we will not issue fractional shares of common stock or Warrants in the Rights Offering. The number of shares of common stock and Warrants issued to you shall correspond to the number of Units issued to you (and, for the avoidance of doubt, the number of Warrants issued to you will be rounded down to the nearest whole number).
No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share of our common stock, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the Warrant holder.
Q:	What are the terms of the Warrants?
A:
Each whole Warrant entitles the holder to purchase one share of our common stock at an exercise price of $5.481 per whole share, subject to adjustment and exercised solely through cashless exercise. Each Warrant will be exercisable immediately upon completion of this Rights Offering and will expire on the tenth anniversary of the completion of this Rights Offering, unless earlier exercised or redeemed.

The Warrants will be subject to redemption by us, at our option, in whole but not in part, at any time on or after the five year anniversary of the issue date while they are exercisable and prior to their expiration, for $0.01 per Warrant, on not less than thirty (30) days’ written notice, if the last reported sale price of our common stock has been at least $10.962 per share, subject to adjustment, on each of twenty (20) trading days within the thirty (30) trading-day period ending on the business day prior to the date on which such notice of the redemption is given.
As set forth above, the aggregate number of shares of our common stock that shall be issuable upon the exercise of the Warrants included in the Units shall be rounded down to the nearest whole share. For example, if you subscribe for 100 Units, you shall receive 100 shares of common stock and Warrants to purchase 43 shares of our common stock.
The Warrants will be adjusted to reflect any stock split, stock dividend or similar recapitalization with respect to the common stock, certain rights offerings entitling holders of common stock to purchase shares of common stock at a price less than the fair market value thereof, and certain dividends or distributions on shares of the common stock.
Q:	Are the Warrants listed?
A:
We have applied to have the Warrants admitted to trading on Nasdaq under the symbol “EOSEW.” However, no assurance can be given that such listing application will be approved. If our Warrants listing application is not approved, the Warrants may not be traded on Nasdaq when issued, or at all. The Warrants are not subject to any price-based adjustments.

Q:	How was the subscription price determined?
A:
In determining the subscription price, our board of directors, with the advice and input of management and advisors, considered a number of factors, including: the likely cost of capital from other sources and general conditions of the securities markets, the price at which our stockholders might be willing to participate in the Rights Offering, historical and current trading prices for our common stock, our need for liquidity and capital, the value of the Warrants being issued as a component of the Unit and the desire to provide an opportunity to our stockholders to participate in the Rights Offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of subscription prices in various prior rights offerings of public companies. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the Units to be offered in the Rights Offering. You should not consider the subscription price as an indication of value of us or our common stock. The market price of our common stock may decline during or after the Rights Offering, including below the subscription price for the Units. You should obtain a current quote for our common stock before exercising your Rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the Rights Offering.

Q:	What is the basic subscription right?
A:
Each Right gives our stockholders the right to purchase 0.071193 of a Unit at the Subscription Price, each Unit consisting of one share of our common stock and 0.4388 of a Warrant, each whole Warrant entitling the holder to purchase one share of our common stock, which shall be payable in cash and subject to the limits described below. We have granted to you, as a stockholder of record as of 5:00 p.m. (New York City time) on the Record Date, one Right for each share of our common stock, or each share of our common stock underlying a Participating Warrant, as applicable you owned at that time. For example, if you owned 1,000 shares of our common stock as of 5:00 p.m. (New York City time) on the Record Date, you would have received 1,000 Rights corresponding to 71 Units at the Subscription Price, and the Units would altogether consist of 71 shares of common stock and Warrants to purchase an aggregate of 31 shares of common stock, subject to certain limitations. You may exercise all or a portion of your basic subscription rights or you may choose not to exercise any Rights at all. However, if you exercise fewer than all of your basic subscription rights, you will not be entitled to purchase any additional Units pursuant to the over-subscription privilege.

Q:	What is the over-subscription privilege?
A:
We do not expect all of our stockholders to exercise all of their basic subscription rights. The over-subscription privilege provides stockholders that exercise all of their basic subscription rights the opportunity to purchase the Units that are not purchased by other stockholders. If you fully exercise your basic subscription right, the over-subscription privilege of each right entitles you to subscribe for additional Units unclaimed by other holders of rights in this Rights Offering at the same subscription price per Unit, up to the number of Units available under your basic subscription right (or 200% combined). If an insufficient number of Units is available to fully satisfy all over-subscription privilege requests, the available Units will be distributed proportionately among rights holders who exercise their over-subscription privilege based on the number of Units each rights holder subscribed for under the basic subscription right. The proration process will be repeated until all Units have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment for exercise of your over-subscription privilege before the expiration of the Rights Offering. Because we will not know the total number of unsubscribed Units before the expiration of the Rights Offering, if you wish to maximize the number of Units you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of Units available, assuming that no stockholder other than you has purchased any Units pursuant to such stockholder’s basic subscription right and over-subscription privilege. Any subscription payments that exceed the Units available to you due to the proration of the Units available for over-subscription received by the subscription agent will be returned by the subscription agent to you by mail, without interest or penalty, as soon as practicable after the Expiration Date of the Rights Offering. The subscription agent will return any excess payments in the form in which it was made. The excess amount for any fractional Units will be returned to you as soon as practicable, in the form in which made. You will not receive interest or a deduction on any payments refunded to you under the Rights Offering. You will not receive a refund or other compensation for any unissued fractional Warrants. See “Description of the Rights Offering—Subscription Rights—Over-Subscription Privilege.”
Q:	How many Units may I purchase if I exercise my Rights?
A:
You will receive one Right for each share of our common stock, or each share of common stock underlying a Participating Warrant, as applicable, that you owned on July 1, 2026, the Record Date. Each Right evidences a right to purchase 0.071193 of a Unit at the Subscription Price, which shall be paid in cash. You may exercise any whole number of your Rights.

Q:	May I transfer my Rights if I do not want to purchase any shares?
A:
Yes. The Rights being distributed to Eligible Holders are transferable, and we expect that they will begin trading on Nasdaq on July 6, 2026 under the symbol “EOSER” and will cease trading at the close of market on the Expiration Date. However, we cannot assure you that a trading market for the Rights will develop.

If you wish to transfer all or a portion of your Rights, you must notify the subscription agent on or before 11:00 a.m. New York City time on the fifth business day before the Expiration Date for the subscription agent to receive and process your transfer instructions and issue and transmit a new rights certificate to your transferee or transferees with respect to transferred Rights, and to you with respect to any Rights you retained.
Q:	How may I sell my rights?
A:
Any holder who wishes to sell its Rights should contact its broker or dealer. Any holder who wishes to sell its Rights may also seek to sell the Rights through the subscription agent. Each holder will be responsible for all fees associated with the sale of its Rights, whether the Rights are sold through its own broker or dealer or the subscription agent. We cannot assure you that any person, including the subscription agent, will be able to sell any Rights on your behalf.

If you wish to have the subscription agent seek to sell your Rights, the subscription agent must receive your properly executed rights certificate (along with a properly completed and executed Internal Revenue Service Form W-8 or W-9, as applicable), with appropriate instructions, on or before 11:00 a.m., New York City time, on the fifth business day before the Expiration Date. The subscription agent is required to sell your Rights only if it is able to find buyers. If the subscription agent cannot sell your Rights by 5:00 p.m., New York City time, on the fourth business day before the Expiration Date, the subscription agent will return your rights certificate to you by overnight delivery. See “Description of the Rights Offering—Method of Transferring and Selling Rights” for more information.
Q:	What happens if I choose not to exercise my Rights?
A:
If you choose not to exercise your Rights, you will retain your current number of shares of common stock or Participating Warrants, as applicable, of Eos. If other stockholders fully exercise their Rights or exercise a greater proportion of their Rights than you exercise, the percentage of our common stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted. Further, the shares issuable upon the exercise of the Warrants to be issued pursuant to the Rights Offering will dilute the ownership interest of stockholders not participating in this Rights Offering or holders of Warrants who have not exercised them.

Q:	Am I required to exercise all of the Rights I receive in the Rights Offering?
A:
No. You may exercise any whole number of your Rights, or you may choose not to exercise any Rights. If you do not exercise any Rights, the number of shares of our common stock you own will not change; however, you will own a smaller proportional interest in us than if you had timely exercised all or a portion of your Rights. If you choose not to exercise your Rights or you exercise fewer than all of your Rights and other stockholders fully exercise their Rights or exercise a greater proportion of their Rights than you exercise, the percentage of our common stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in us will likewise be diluted. In addition, if you do not exercise your basic subscription right in full, you will not be entitled to participate in the over-subscription privilege.

Q:	If I am a holder of stock options, may I participate in the Rights Offering?
A:
No. Holders of outstanding stock options on the Record Date will not be entitled to participate in the Rights Offering, except to the extent they hold shares of our common stock or Participating Warrants, as applicable, on the Record Date.

Q:	Will the equity awards of Eos employees, officers and directors automatically convert into common stock in connection with the Rights Offering?
A:
No, equity awards will not automatically convert into common stock. Holders of our equity awards, including outstanding stock options and restricted stock units, will not receive rights in the Rights Offering in connection with such equity awards, but will receive Rights in connection with any shares of our common stock held as of the Record Date.

Q:	How soon must I act to exercise my Rights?
A:
If you received a rights certificate and elect to exercise any or all your Rights, the subscription agent must receive your completed and signed rights certificate and payment (and your payment must clear) prior to the expiration of the Rights Offering, which is July 21, 2026, at 5:00 p.m. (New York City time) unless we, in our sole discretion, extend the period for exercising the Rights or terminate it earlier. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to the Expiration Date by which you must provide it with your instructions to exercise your Rights and payment for your Units. We may, in our discretion, extend the Rights Offering one or more times.
Q:	Does Eos need to achieve a minimum participation level in order to complete the Rights Offering?
A:	No. We may choose to consummate, amend, extend or terminate the Rights Offering regardless of the number of Units actually purchased.
Q:	Can Eos extend, modify, or terminate the Rights Offering?
A:
Yes. We may extend, modify, modify or cancel the Rights Offering at any time before the expiration of the Rights Offering, for any reason. If we cancel the Rights Offering, any money received from subscribing stockholders will be refunded as soon as practicable, without interest or a deduction on any payments refunded to you under the Rights Offering. See “Description of the Rights Offering—Expiration of the Rights Offering and Extensions, Amendments and Termination.”

Q:	May I transfer my Rights if I do not want to purchase any Units?
A:	Yes. The Rights are expected to be admitted for trading on Nasdaq where they will begin trading on July 6, 2026 and will trade through July 21, 2026.
Q:	When will the Rights Offering expire?
A:
The Rights will expire and will have no value, if not exercised prior thereto, at 5:00 p.m. (New York City time) on July 21, 2026, unless we, in our sole discretion, extend the period for exercising the Rights or terminate it earlier. See “Description of the Rights Offering—Expiration of the Rights Offering and Extensions, Amendments and Termination.” The subscription agent must actually receive all required documents and payments in cash, as provide herein, before the Expiration Date. There is no maximum duration for the Rights Offering.

Q:	Is there a guaranteed delivery period?
A:
No. There is no guaranteed delivery period in connection with this Rights Offering, so you must ensure that you properly complete all required steps prior to 5:00 p.m. (New York City time) on July 21, 2026, unless we, in our sole discretion, extend the period for exercising the Rights or terminate it earlier.

Q:	How do I exercise my Rights if I own shares in certificate form?
A:
You may exercise your Rights by properly completing and executing your rights certificate and delivering it, together in full with the subscription price for each Unit you subscribe for, to the subscription agent on or prior to the Expiration Date. If you use mail, we recommend that you use insured, registered mail, return receipt requested.

If you send a payment that is insufficient to purchase the number of Units you requested, or if the number of Units you requested is not specified in the forms, the payment received will be applied to exercise your Rights to the fullest extent possible based on the amount of the payment received, subject to the availability of Units in the Rights Offering and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest, following the expiration of the Rights Offering.
Q:	What form of payment is required to purchase Units?
A:
As described in the instructions accompanying the rights certificate, you must timely pay the full subscription price for the full number of Units you wish to acquire under your Rights at the Subscription Price by delivering to Broadridge Corporate Issuer Solutions, LLC, the subscription agent for this Rights Offering, a certified check, bank draft, cashier’s check, personal check that clears before the Expiration Date, money order, or wire transfer of funds.

Please note that funds paid by uncertified personal check may take at least five (5) business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the Expiration Date to ensure that the subscription agent receives cleared funds before that time.
Q:	What should I do if I want to participate in the Rights Offering but my shares are held in the name of my custodian bank, broker, dealer or other nominee?
A:
If you hold our common stock through a custodian bank, broker, dealer or other nominee, we will ask your custodian bank, broker, dealer or other nominee to notify you of the Rights Offering. If you wish to exercise your rights, you will need to have your custodian bank, broker, dealer or other nominee act for you. To indicate your decision, you should complete and return to your custodian bank, broker, dealer or other nominee the form entitled “Beneficial Owner Election Form” substantially in the form accompanying this prospectus supplement. You should receive this form from your custodian bank, broker, dealer or other nominee with the other Rights Offering materials. You should contact your custodian bank, broker, dealer or other nominee if you believe you are entitled to participate in the Rights Offering but you have not received this form.

Q:	What should I do if I want to participate in the Rights Offering, but I am a stockholder with a foreign address or a stockholder with an Army Post Office or Fleet Post Office address?
A:
The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m. (New York City time) at least five (5) business days prior to the Expiration Date and establish to the satisfaction of the subscription agent that it is permitted to exercise your Rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.

Q:	Are there any conditions to my right to exercise my Rights?
A:
Yes. The closing of the Rights Offering is subject to the satisfaction or waiver of certain closing conditions that are outside of our control, including: (i) the absence of prohibitions or enjoinments by any court of competent jurisdiction and (ii) the substantially concurrent closing of the JV Transaction. We may waive any of these conditions and choose to proceed with the Rights Offering even if one or more of these events occur. In addition, we do not intend, but have the right, to terminate the Rights Offering at any time prior to the Expiration Date. See “Description of the Rights Offering—Conditions to the Rights Offering.”

Q:	Has the board of directors made a recommendation regarding the Rights Offering?
A:
Neither the Company, nor our board of directors is making any recommendation as to whether or not you should exercise your Rights. You are urged to make your decision based on your own assessment of the Rights Offering, after considering all of the information herein, including the “Risk Factors” beginning on page S-18 of this prospectus supplement, and of your best interests.

Q:	Have any directors, officers, and/or stockholders agreed to exercise their rights?
A:
All holders of our common stock and Participating Warrants as of the Record Date for the Rights Offering will receive, at no charge, the Rights to purchase Units as described in this prospectus supplement. To the extent that our directors and officers held shares of our common stock (including shares of restricted common stock) as of the Record Date, they will receive the Rights and, while they are under no obligation to do so, will be entitled to participate in the Rights Offering.

Q:	May stockholders in all states participate in the Rights Offering?
A:
Although we intend to distribute the rights to all stockholders, we reserve the right in some states to require stockholders, if they wish to participate, to state and agree upon exercise of their respective rights that they are acquiring the securities for investment purposes only, and that they have no present intention to resell or transfer any securities acquired. Our securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

Q:	Are there risks in exercising my Rights?
A:
The exercise of your Rights involves significant risks. Exercising your rights means buying our Units, which consist of additional shares of our common stock and Warrants, and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors.”

Q:	How many shares of our common stock will be outstanding after the Rights Offering?
A:
The number of shares of our common stock that will be outstanding after the Rights Offering will depend on the number of Units that are purchased in the Rights Offering. Assuming no additional shares of common stock are issued by us prior to consummation of the Rights Offering and assuming all offered Units are sold in the Rights Offering at the Subscription Price, we will issue 27,367,171 shares of common stock. In that case, we will have approximately 381,642,806 shares of common stock outstanding after the Rights Offering. This would represent an increase of approximately 7.7% in the number of outstanding shares of common stock. We would also issue Warrants to purchase an additional 12,008,714 shares of our common stock.

The issuance of shares of our common stock and Warrants in the Rights Offering will dilute, and thereby reduce, your proportionate ownership in our shares of common stock, unless you fully exercise your basic subscription rights. In addition, the issuance of our Units at a subscription price that is less than the market price as of the Record Date for the Rights Offering will likely reduce the price per share of our common stock held by you prior to the Rights Offering.
Q:	What will be the proceeds of the Rights Offering?
A:
If all rights are exercised, we will receive gross proceeds of approximately $150 million before expenses, as provided herein. We are offering Units in the Rights Offering with no minimum purchase requirement. As a result, there is no assurance we will be able to sell all or any of the Units being offered, and it is not likely that all of our stockholders will participate in the Rights Offering.

Q:	After I exercise my rights, can I change my mind and cancel my purchase?
A:
No. Once you exercise and send in your Rights certificate and subscription payment, as provided herein, you cannot revoke the exercise of your Rights, even if you later learn information about the Company that you consider to be unfavorable. You should not exercise your Rights unless you are certain that you wish to purchase Units at the Subscription Price. See “Description of the Rights Offering—No Revocation or Change.”

Q:	If the Rights Offering is not completed, for any reason, will my subscription payment be refunded to me?
A:
Yes. The subscription agent will hold all funds it receives in a segregated bank account until the Rights Offering is completed. If the Rights Offering is not completed, for any reason, any money received from subscribing stockholders will be refunded in the form which paid as soon as practicable, without interest or deduction. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive the refund of your subscription payment than if you were a record holder of your shares because the subscription agent will return payments through the record holder of your shares.

Q:	Will I receive interest on any funds I deposit with the subscription agent?
A:
No. You will not be entitled to any interest on any funds that are deposited with the subscription agent pending completion or cancellation of the Rights Offering. If the Rights Offering is cancelled for any reason, the subscription agent will return this money to subscribers, without interest or penalty, as soon as practicable.

Q:	If I exercise my Rights, when will I receive my shares of common stock and Warrants that I purchased in the Rights Offering?
A:
We will issue the shares of common stock and Warrants included in the Units purchased in the Rights Offering to you in book-entry, or uncertificated, form of our common stock purchased in the Rights Offering as soon as practicable after the expiration of the Rights Offering, after all pro rata allocations and adjustments have been completed and subject to the satisfaction or waiver of the Closing Conditions. We will not be able to calculate the number of shares and Warrants to be issued to each exercising holder until after the Expiration Date of the Rights Offering.
Q:	When can I sell the shares of common stock and Warrants I receive in the Rights Offering?
A:
If you exercise your Rights and receive common stock included in the Units purchased in the Rights Offering, you will be able to resell the shares of common stock once your account has been credited with those shares, provided you are not otherwise restricted from selling the shares (for example, because you are an insider or affiliate of the Company or because you possess material nonpublic information about the Company). Although we will endeavor to issue the shares and Warrants as soon as practicable after completion of the Rights Offering, there may be a delay between the Expiration Date of the Rights Offering and the time that the shares and Warrants are issued due to factors such as the time required to complete all necessary calculations. In addition, we cannot assure you that, following the exercise of your Rights, you will be able to sell the shares purchased in the Rights Offering at a price equal to or greater than the subscription price. We cannot assure you that you will be able to sell or otherwise transfer the Warrants.

Q:	To whom should I send my forms and payment?
A:
If your shares are held in the name of a custodian bank, broker, dealer or other nominee, the nominee will notify you of the rights offering and provide you with the Rights Offering materials, including a form entitled “Beneficial Owners Election Form.” You should send the Beneficial Owner Election Form and payment, as provided therein, to the nominee, at the deadline that your nominee sets which may be earlier than the expiration of the Rights Offering. You should contact your custodian bank, broker, dealer or other nominee if you believe you are entitled to participate in the Rights Offering but you have not received this form.

If your shares are held in your name such that you are the record holder, then you should send your subscription documents, rights certificate and subscription payment, as provided herein, by first class mail or courier service to Broadridge Corporate Issuer Solutions, LLC, the subscription agent. The address for delivery to the subscription agent is as follows:

By Mail: Broadridge, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	By Overnight Delivery: Broadridge, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

Your delivery to a different address or other than by the methods set forth above will not constitute valid delivery. You, or, if applicable, your nominee, are solely responsible for ensuring the subscription agent receives your subscription documents, rights certificate, and subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the Rights Offering period.
Q:	Will this Rights Offering result in the Company “going private” for purposes of Rule 13e-3 of the Exchange Act?
A:
No. The Rights Offering is not a transaction or series of transactions which has either a reasonable likelihood or a purpose or producing a “going private effect” as specified in Rule 13e-3 of the Exchange Act. Given the structure of the Rights Offering, as described in this prospectus supplement, Eos will continue to be registered pursuant to Section 12 of the Exchange Act and intends to remain listed on Nasdaq following completion of the Rights Offering.

Q:	What are the material U.S. Federal income tax consequences of exercising my Rights?
A:
Although the authorities governing transactions such as this Rights Offering are complex and unclear in certain respects, we believe and intend to take the position that the distribution of Rights to a holder with respect to such holder’s shares of common stock should generally be treated, for U.S. federal income tax purposes, as a non-taxable distribution. Assuming this treatment is respected, you generally will not recognize gain or loss (or, if you are a Non-U.S. Holder (as defined below in “Material U.S. Federal Income Tax Consequences”), you generally will not be subject to any U.S. federal income or withholding tax) upon the exercise of your Rights received in this Rights Offering. If you are a U.S. Holder (as defined below in “Material U.S. Federal Income Tax Consequences”), your adjusted tax basis, if any, in the Rights plus the subscription price will establish your initial tax basis in the Units received upon exercise your Rights, and you generally will be required to allocate your initial tax basis in those Units among the New Shares and Warrants comprising the Units, based on their relative fair market values on the date you exercise your Rights. If, at the time you exercises your Rights, you no longer hold the shares of our common stock with respect to which such Rights were distributed, then the tax treatment of exercising your Rights is unclear in several aspects. For a detailed discussion, see “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular consequences to you of the Rights Offering, including the exercise of your Rights.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below, together with the other information in this prospectus supplement, the accompanying prospectus, the information and documents incorporated herein and therein by reference, and in any free writing prospectus that we have authorized for use in connection with this offering. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, and is incorporated herein by reference. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. Please also read carefully the section above titled “Special Note Regarding Forward-Looking Statements.”
Risks Related to the Rights Offering
No assurance can be given that a trading market will develop for the Rights and, if a market does develop, the Rights may be subject to greater volatility than our common stock.
The Rights do not have an established trading market. Although we expect that the Rights will be admitted to trading on Nasdaq, as discussed elsewhere in this prospectus supplement, there is no assurance that an active trading market in the Rights will develop during the applicable trading periods or that there will be sufficient liquidity for the Rights during such periods. If an active trading market does not develop or is not substantial, the liquidity and trading price of the Rights could be adversely affected. Because the trading price of the Rights depends on a variety of factors, including the trading price of our common stock, the trading price of the Rights may be volatile and subject to significantly greater price fluctuations than our common stock.
Failure by a holder to exercise allocated Rights during the exercise period will result in dilution of such holder’s percentage ownership of the shares.
Any Rights that are not exercised by a holder during the subscription period will expire and become null and void, and holders of the Rights will not receive any compensation for them. The rights offering is designed to enable us to raise capital in a manner that gives its eligible holders the opportunity to subscribe for the New Shares pro rata to their holding prior to the rights offering, subject to applicable securities laws. To the extent that holders do not exercise their Rights, their proportionate ownership and voting interest in us will decline. Even if holders elect to sell their Rights, the consideration they receive, if any, may not be sufficient to fully compensate them for the dilution of their percentage ownership of common stock that may be caused as a result of the offering.
Certain holders may not be able to exercise their Rights.
Under the laws and regulations of jurisdictions outside the United States, certain holders of Rights may not be able to exercise or sell their Rights unless we take action to register or otherwise qualify the offering under the laws of such jurisdictions, which we do not intend to do. In addition, neither of us or the Rights Agent will mail or otherwise seek to deliver Rights certificates to holders of our common stock and Participating Warrants in such jurisdictions, unless they deliver an opinion of reputable counsel stating that they are permitted to receive such materials and to participate in the rights offering, as described elsewhere in this prospectus supplement.
In such circumstances, we have made arrangements with the Rights Agent (acting through its broker-dealer) to use commercially reasonable efforts to mail this prospectus supplement and the accompanying prospectus to holders of common stock in such jurisdictions, in order to advise them of their entitlements and, upon instructions from such holders, to sell the related Rights and send the proceeds of such sales, net of brokers’ and other fees and expenses, to the entitled holders. If holders in such jurisdictions fail to appropriately instruct the Rights Agent or are otherwise unable to exercise or sell their Rights, their Rights will expire and become worthless.
Certain holders of our common stock hold their securities in certificated form. Because of the logistical difficulties that are inherent to distributing physical subscription forms for the Rights to such holders, certain holders may be unable to exercise their rights on a timely basis or at all. If such holders are unable to exercise their Rights, or if the Rights subscription form required for the exercise of their Rights is not received until after the completion of the applicable subscription period, their Rights will expire and become worthless.

There can be no assurance that this Rights Offering will be consummated.
The closing of the Rights Offering is subject to the satisfaction or waiver of certain closing conditions that are outside of our control, including: (i) the absence of prohibitions or enjoinments by any court of competent jurisdiction and (ii) the substantially concurrent closing of the JV Transaction. As these conditions are outside of our control, we cannot assure you that the conditions to the completion of the Rights Offering will be satisfied in a timely manner or at all.
In addition, we do not intend, but have the right, to terminate the Rights Offering at any time prior to the Expiration Date.
The subscription price determined for this Rights Offering is not an indication of our value.
In determining the subscription price for the Rights Offering, our board of directors, with the advice and input of management and advisors, considered a number of factors, including: the likely cost of capital from other sources and the general conditions of the securities markets, the price at which our stockholders might be willing to participate in the Rights Offering, historical and current trading prices for our common stock, our need for liquidity and capital, the value of the Warrants being issued as a component of the Unit and the desire to provide an opportunity to our stockholders to participate in the Rights Offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of subscription prices in various prior rights offerings of public companies. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the Units to be offered in the Rights Offering. The market price of our common stock may decline during or after the Rights Offering, including below the subscription price for the Units. After the date of this prospectus supplement, our common stock may trade at prices above or below the subscription price.
The market price of our common stock may fluctuate and may decline below the subscription price.
The market price of our common stock may fluctuate and decline below the subscription price of the Rights. Moreover, given that the market price of the Rights depends to a significant degree on the price of our common stock, a decline in the trading price of the common stock would also be expected to negatively affect the trading price of the Rights. The market price of our common stock may fluctuate due to a variety of factors, including:
•	market conditions in the broader stock market in general, or our industry in particular;
•	actual or anticipated fluctuations in our financial and operating results;
•	introduction of new products and services by us or our competitors;
•	entry to new markets or exit from existing markets;
•	issuance of new or changed securities analysts’ reports or recommendations;
•	actual or anticipated issuances or sales of large blocks of our shares;
•	additions or departures of key personnel;
•	regulatory developments; and
•	litigation and governmental investigations or actions.
Subscriptions for our common stock pursuant to the exercise of the Rights, as applicable, will be binding and irrevocable, and the subscription price may be materially different from the market price of the Company’s common stock. We cannot assure holders of Rights that the market price of our common stock will not decline below the subscription price after such holders elect to exercise their Rights. If that occurs, such holders will have committed to buying common stock at a price above the prevailing market price, and such holders will suffer an immediate unrealized loss as a result. In addition, we cannot assure holders of Rights that, following the exercise of the Rights, they will be able to sell their common stock, as applicable, at a price equal to or greater than the subscription price.
Reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our share price and trading volume.
Securities research analysts publish their own annual and/or quarterly projections regarding our operating results. These projections may vary widely from one another and may not accurately predict the results we actually achieve. Our share price may decline if we fail to meet securities research analysts’ projections. Similarly, if one or more of the analysts who covers us downgrades our shares or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. There can be no assurance we will be covered by security research analysts. However, if we are covered by securities research analysts, if securities or industry analysts cease coverage of us at any time, the trading price of our shares and the trading volume could decline.
You may not be able to resell any shares of our common stock that you receive pursuant to the exercise of Rights immediately upon expiration of the Rights Offering period or be able to sell your shares at a price equal to or greater than the subscription price.
If you exercise Rights, you may not be able to resell the common stock that you receive in the Rights Offering until you, or your custodian bank, broker, dealer or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder of the shares you received in the Rights Offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the Rights Offering, and after all necessary calculations have been completed, there may be a delay between the Expiration Date of the Rights Offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your Rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.
Because no minimum subscription is required and because we do not have formal commitments from our stockholders for the entire amount we seek to raise pursuant to the Rights Offering, we cannot assure you of the amount of proceeds that we will receive from the Rights Offering.
No minimum subscription is required for consummation of the Rights Offering. We do not have formal commitments from our other stockholders for the amount we seek to raise pursuant to the Rights Offering. It is possible that no rights will be exercised in connection with the Rights Offering. As a result, we cannot assure you of the amount of proceeds that we will receive in the Rights Offering. Therefore, if you exercise all or any portion of your Rights, but other stockholders do not, we may not raise the desired amount of capital in the Rights Offering, the market price of our common stock could be adversely impacted and we will find it necessary to pursue alternative means of financing, which may be dilutive to your investment.
Because we may terminate the Rights Offering at any time prior to the Expiration Date, your participation in the Rights Offering is not assured.
We do not intend, but have the right, to terminate the Rights Offering at any time prior to the Expiration Date. If we determine to terminate the Rights Offering, we will not have any obligation with respect to the Rights except to return any money received from subscribing stockholders as soon as practicable, without interest or deduction. Because our Board of Directors reserves the right to terminate the Rights Offering at any time, we concluded a floor price for each Unit was neither necessary nor in the best interests of the Company.
You will need to act promptly and to carefully follow the subscription instructions, or your exercise of rights may be rejected.
Stockholders who desire to purchase Units in the Rights Offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the Expiration Date, which is currently set to be 5:00 p.m. on July 21, 2026 unless we, in our sole discretion, extend the period for exercising the Rights or terminate it earlier. If you are a beneficial owner of shares, you must act promptly to ensure that your custodian bank, broker, dealer or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the Expiration Date. Your nominee may establish a deadline prior to the Expiration Date by which you must provide it with your instructions to exercise your Rights and payment for your Units. We will not be responsible if your custodian bank, broker, dealer or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the Expiration Date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

By participating in the Rights Offering and executing a rights certificate, you are making binding and enforceable representations to the Company.
By signing the rights certificate and exercising their rights, each stockholder agrees, solely with respect to such stockholder’s exercise of rights in the Rights Offering, that we have the right to void and cancel (and treat as if never exercised) any exercise of rights, and securities issued pursuant to an exercise of rights, if any of the agreements, representations or warranties of a subscriber in the subscription documents are false.
If you make payment of the subscription price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase Units in the Rights Offering.
Any uncertified personal check used to pay the subscription price in the Rights Offering must clear prior to the Expiration Date, and the clearing process may require at least five (5) business days. As a result, if you choose to use an uncertified personal check to pay the subscription price, it may not clear prior to the Expiration Date, in which event you would not be eligible to exercise your Rights. You may eliminate this risk by paying the subscription price by a certified check, bank draft, cashier’s check, U.S. postal money order, or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration of the Rights Offering.
If you exercise the over-subscription privilege, you may not receive all of the Units for which you subscribe.
Exercise of the over-subscription privilege will only be honored if and to the extent that the basic subscription rights have not been exercised in full. If sufficient Units are available, we will seek to honor your over-subscription request in full, up to the number of Units available under your basic subscription right (or 200% combined). If, however, over-subscription requests exceed the number of Units available to be purchased pursuant to the over-subscription privilege, we will allocate the available Units proportionately among stockholders who exercised their over-subscription privileges based on the number of Units each stockholder subscribed for under such stockholder’s basic subscription rights. As a result, you may not receive any or all of the Units for which you exercise your over-subscription privilege.
As soon as practicable after the Expiration Date, the subscription agent will determine the number of Units that you may purchase pursuant to the over-subscription privilege. If you have properly exercised your over-subscription privilege, we will issue the shares of common stock and Warrants included in the Units purchased in the Rights Offering to you in book-entry, or uncertificated, form as soon as practicable after the Expiration Date and after all allocations and adjustments have been effected. If you request and pay for more Units than are allocated to you, we will refund the overpayment, without interest or deduction. In connection with the exercise of the over-subscription privilege, custodian banks, brokers, dealers and other nominee holders of Rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of Rights exercised, and the number of Units requested through the over-subscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.
The distribution of Rights may be taxable to you.
We believe, and intend to take the position, that the distribution of the Rights should be treated as a non-taxable distribution with respect to existing shares of our common stock for U.S. federal income tax purposes. However, the authorities governing transactions such as the Rights distribution are complex and unclear in certain respects. Our position regarding the tax-free treatment of the Rights distribution is not binding on the Internal Revenue Service (the “IRS”) or the courts. If this position is determined by the IRS or a court to be incorrect, the fair market value of the Rights would be treated as a dividend to the extent of your pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. If you are a Non-U.S. Holder, any such amount treated as a dividend generally would be subject to U.S. federal withholding tax at a 30% rate, unless an applicable income tax treaty provides otherwise. Although no assurance can be given, the Company anticipates that it will not have current or accumulated earnings and profits through the end of 2026. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular considerations applicable to you of the Rights distribution.
Adjustments to the number of shares of our common stock for which a Warrant may be exercised, or to the exercise price of the Warrant, may be taxable to you.
As described under “Description of the Rights Offering—Warrants,” the terms of each Warrant provide for an adjustment to the number of shares of our common stock for which the Warrant may be exercised or to the exercise price of the Warrant on the occurrence of certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. Holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the Warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of our common stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrants), including as a result of a distribution of cash or other property to the holders of shares of our common stock which is taxable to such holders. Any constructive distribution deemed received by you would be subject to tax (including U.S. federal withholding tax if you are a non-U.S. holder) in the same manner as if you received a cash distribution from us equal to the fair market value of the increased interest resulting from the adjustment. It is possible that the U.S. federal withholding tax on the constructive dividend deemed received by a non-U.S. holder would be withheld from or set off against other payments to which you would otherwise be entitled, such as, in some circumstances, any payments on our common stock, or sales proceeds payable to you or your other funds or assets. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences.” You should consult your tax advisor as to the particular considerations applicable to you with respect to any such adjustments.
Risks Related to the Warrants
No assurance can be given that a trading market will develop for the Warrants and, if a market does develop, the Warrants may be subject to greater volatility than our common stock.
The Warrants do not have an established trading market. Although we applied for the Warrants to be admitted to trading on Nasdaq, as discussed elsewhere in this prospectus supplement, there is no assurance that the Warrants will be admitted for trading, an active trading market in the Warrants will develop or that there will be sufficient liquidity for the Warrants. If an active trading market does not develop or is not substantial, the liquidity and trading price of the Warrants could be adversely affected. Because the trading price of the Warrants depends on a variety of factors, including the trading price of our common stock, the trading price of the Warrants may be volatile and subject to significantly greater price fluctuations than our common stock.
The market price of our common stock may never exceed the exercise price of the Warrants.
The Warrants being issued in connection with this Rights Offering become exercisable upon issuance and will expire ten years after issuance, unless earlier exercised or redeemed. We cannot provide you any assurance that the market price of our common stock will ever exceed the exercise price per whole share prior to their date of expiration. Any Warrants not exercised by their date of expiration will expire for no value and we will be under no further obligation to the Warrant holder.
In certain circumstances, we may call the Warrants for redemption.
We may call the Warrants for redemption, at our option, in whole but not in part, at any time on or after the five year anniversary of the issue date, for $0.01 per Warrant, on not less than thirty (30) days’ written notice, if the last reported sale price of our common stock has been at least $10.962 per share, subject to adjustment, on each of twenty (20) trading days within the thirty (30) trading-day period ending on the business day prior to the date on which such notice of the redemption is given. If we give a notice of redemption, you will be forced to sell or exercise your Warrants or accept the redemption price. The notice of redemption could come at a time when it is not advisable or possible for you to exercise the Warrants. As a result, you would be unable to benefit from owning the Warrants being redeemed. A notice of redemption may also result in our common stock becoming more volatile and being subject to greater selling pressure which could result in declines in the market price for our common stock.
Even if all stockholders choose to exercise their Rights in full, the percentage of our common stock owned by each such stockholder on a fully diluted basis will be diluted, and each such stockholders’ voting and other rights in us may be diluted, due to the issuance of the CCM Warrants and HBC Warrants.
If you choose not to exercise your Rights or if you exercise fewer than all of your Rights and other stockholders fully exercise their Rights or exercise a greater proportion of their Rights than you exercise, the percentage of our common stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in us will likewise be diluted. However, even if all stockholders choose to exercise their Rights in full, the percentage of our common stock owned by each such stockholder on a fully diluted basis will still be diluted, and each such stockholders’ voting and other rights in us may still be diluted, due to the issuance of 20,017,772 CCM Warrants to CCM and 10,008,886 HBC Warrants to HBC, each exercisable for one share of our common stock at an exercise price of $5.481 per whole share, subject to adjustment.

Risks Related to the JV Transaction
The JV Transaction is subject to certain closing conditions which are out of our control, and as a result we cannot assure you that the investment will be completed in a timely manner or at all, and therefore our business and the price of our common stock may be adversely affected.
The closing of the JV Transaction is subject to the satisfaction or waiver of certain closing conditions that are outside of our control, including: (i) the completion of the Rights Offering; (ii) the Department of Energy’s consent to the JV Transaction; and (iii) the execution of certain commercial framework guidelines by the parties to the JV Transaction.
As these conditions are outside of our control, we cannot assure you that the conditions to the completion of the JV Transaction will be satisfied in a timely manner or at all, which may affect when and whether the JV Transaction will close. If the JV Transaction is not completed, the price of our common stock could fall to the extent that their current price reflects an assumption that JV Transaction will be completed. Furthermore, if JV Transaction is not completed and/or the JV Agreement with CCM, HBC and Frontier is terminated, we may suffer other consequences that could adversely affect our business, results of operations and share price, including the following:
•
we have incurred and will continue to incur costs relating to the JV Transaction (including legal and other advisory fees) and many of these costs may be payable by us whether or not the JV Transaction is completed;

•	we may be subject to legal proceedings related to the JV Transaction; and
•	the failure to consummate the JV Transaction may result in negative publicity and a negative impression of us in the investment community.
Furthermore, any prolonged delay until the completion of the JV Transaction could adversely affect our business if we do not have access to the benefits we expect to receive from the JV Transaction in a timely manner. Although the Company expects that the JV Transaction will result in various benefits, there can be no assurance regarding when or the extent to which the Company will be able to realize such benefits. Achieving the anticipated benefits, including expected project pipeline, is subject to a number of uncertainties. Costs associated with the transaction could exceed current estimates, negatively impacting the economics of the transaction or impacting the Company’s results of operations or financial condition.

USE OF PROCEEDS
Although we cannot determine what the actual net proceeds from the sale of the Units in the Rights Offering will be until the Rights Offering is completed, assuming all Rights are exercised, we estimate that the aggregate net proceeds from the sale of the Units, before deducting estimated offering expenses, will be approximately $150 million.
We anticipate using the net proceeds of the Rights Offering, if any, to fund our contribution to Frontier in exchange for a number of Frontier’s Class B Units, at a price of $1.00 per Unit. “Summary―Recent Developments.”

DILUTION
Our net tangible book value as of March 31, 2026, was approximately $(874.1) million, or $(2.57) per share of our common stock (based on 339,459,021 shares outstanding as of March 31, 2026). Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock that are included in the Units offered in the Rights Offering and the net tangible book value per share of our common stock immediately after the Rights Offering.
After giving effect to the assumed sale of 27,367,171 Units in the Rights Offering (consisting of 27,367,171 shares of our common stock and warrants to purchase an aggregate of 12,008,714 shares of common stock upon exercise), based on the assumed subscription price of $5.481 per Unit (the Subscription Price), and after deducting estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2026 would have been approximately $(724.1) million, or $(1.97) per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $0.60 per share and an immediate dilution to purchasers in the Rights Offering of $7.45 per share.
The following table illustrates this per-share dilution (assuming a fully subscribed for Rights Offering of 27,367,171 Units at the assumed subscription price of $5.481 per Unit) (the Subscription Price), but excluding the issuance of shares of common stock upon exercise of warrants.

Assumed Subscription Price per Share		$5.481
Net tangible book value per share at March 31, 2026	$(2.57)
Net increase per share attributable to the Rights Offering	$0.60
Pro forma net tangible book value per share after giving effect to the Rights Offering		$(1.97)
Dilution in net tangible book value per share to purchasers		$7.45

The information above is illustrative only and will adjust based on the actual subscription price and the actual number of Units sold in the Rights Offering. The number of shares of our common stock to be outstanding after this offering is based on 339,459,021 shares of common stock outstanding as of March 31, 2026, and excludes:
•	116,311,460 shares of common stock issuable, as of March 31, 2026, upon the conversion of outstanding Series B preferred stock;
•	73,408,740 shares of common stock issuable, as of March 31, 2026, upon the exercise of outstanding warrants, at a weighted-average exercise price of $1.03 per share;
•	2,988,557 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2026, at a weighted-average exercise price of $3.10 per share;
•	11,648,141 shares of common stock issuable upon the vesting of restricted stock units outstanding as of as of March 31, 2026;
•	3,187,950 shares of common stock issuable upon the vesting of performance-based restricted stock units outstanding as of as of March 31, 2026;
•	5,811,390 shares of common stock available for future issuance under our equity incentive plans as of March 31, 2026;
•	11,074,195 shares of common stock issuable upon the conversion of our 6.75% Convertible Senior Notes due 2030 (the “Existing 2030 Convertible Notes”) as of March 31, 2026;
•	46,948,320 shares of common stock issuable upon the conversion of our 1.75% Convertible Senior Notes due 2031 (the “Existing 2031 Convertible Notes”) as of March 31, 2026; and
•
(i) 13,683,634 shares of common stock and (ii) 6,004,378 shares of common stock issuable upon the exercise of warrants at an exercise price of $5.481 per share, in each case issued in a registered direct offering on July 1, 2026.

To the extent that any options are exercised, new options are issued under our equity incentive plans or we otherwise issue additional shares of common stock in the future at a price less than the public offering price, there will be further dilution to new investors.

DIVIDEND POLICY
We have never declared or paid cash dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, and capital requirements, general business conditions and other factors that our board of directors may deem relevant.

DESCRIPTION OF THE RIGHTS OFFERING
Subscription Rights
Basic Subscription Rights
We will distribute to each Right Offering Participant on the Record Date, which is July 1, 2026, at no charge, one Right for each share of common stock owned. Each Right will entitle the rights holder to purchase 0.071193 of a Unit at the Subscription Price, upon timely delivery of the required documents and payment of the subscription price. Each Unit consists of one share of our common stock at the Subscription Price and 0.4388 of a Warrant, each whole warrant entitling the holder to purchase one share of our common stock at an exercise price of $5.481. If rights holders wish to exercise their Rights, they must do so prior to 5:00 p.m. (New York City time) on July 21, 2026, the Expiration Date for the Rights Offering, unless we, in our sole discretion, extend the period for exercising the Rights or terminate it earlier. After the Expiration Date, the Rights will expire and will have no value. See below “—Expiration of the Rights Offering and Extensions, Amendments and Termination.” You are not required to exercise all of your Rights. If you transfer a portion of your Rights, you may exercise your over-subscription privilege if you exercise all of the remaining rights represented by the rights certificate you receive back from the subscription agent following the transfer. We will issue to the record holders who purchase Units in the Rights Offering the shares and Warrants in book-entry, or uncertificated, form as soon as practicable after the Rights Offering has expired.
Over-Subscription Privilege
Subject to the allocation described below, each Right also grants the holder an over-subscription privilege to purchase additional Units that are not purchased by other rights holders pursuant to their basic subscription rights up to the number of Units underlying the basic subscription right (or 200% combined). You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription right in full.
If you wish to exercise your over-subscription privilege, you should indicate the number of additional Units that you would like to purchase in the space provided on your rights certificate, as well as the number of shares that you beneficially own without giving effect to any Units to be purchased in this Rights Offering. When you send in your rights certificate, you must also send the full purchase price, as provided herein, for the number of additional Units that you have requested to purchase (in addition to the payment, as provided herein, due for Units purchased through your basic subscription right). If the number of Units remaining after the exercise of all basic subscription rights is not sufficient to satisfy all requests for Units pursuant to over-subscription privileges, you will be allocated additional Units in the proportion which the number of Units you purchased through the basic subscription right bears to the total number of Units that all over-subscribing stockholders purchased through the basic subscription right. The subscription agent will return any excess payments in the form in which made.
As soon as practicable after the Expiration Date, the subscription agent will determine the number of Units that you may purchase pursuant to the over-subscription privilege. If you request and pay for more Units than are allocated to you, we will refund the overpayment in the form in which made. You will not receive a refund or other compensation for any unissued fractional Units. In connection with the exercise of the over-subscription privilege, custodian banks, brokers, dealers and other nominee holders of Rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of Rights exercised, and the number of Units requested through the over-subscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.
Subscription Price
The subscription price per Unit will be $5.481. Subscribers must fund their subscriptions pursuant to both the basic subscription right and over-subscription privilege at the Subscription Price.
In determining the subscription price, our board of directors, with the advice and input of management and advisors, considered a number of factors, including: the likely cost of capital from other sources and general conditions of the securities markets, the price at which our stockholders might be willing to participate in the Rights Offering, historical and current trading prices for our common stock, our need for liquidity and capital, the value of the Warrants being issued as a component of the Unit, and the desire to provide an opportunity to our stockholders to participate in the Rights Offering on a pro rata basis. In conjunction with its review of these factors, our board of directors also reviewed a range of subscription prices in various prior rights offerings of public companies. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our Units to be offered in the Rights Offering. You should not consider the subscription price as an indication of value of us or our common stock. The market price of our common stock may decline during or after the Rights Offering, including below the subscription price for the Units. You should obtain a current quote for our common stock before exercising your Rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of the Rights Offering.
Warrants
Exercise
Each whole Warrant entitles the holder to purchase one share of our common stock at an exercise price of $5.481 per whole share, subject to adjustment and exercised solely through cashless exercise. Each Warrant will be exercisable immediately upon completion of this Rights Offering and will expire on the tenth anniversary of the completion of this Rights Offering, unless earlier exercised or redeemed. Upon a cashless exercise of any Warrants, the exercising holder will be entitled to receive a number of shares of our common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our common stock underlying the relevant Warrants, multiplied by the excess of the fair market value of our common stock over the exercise price, by (y) such fair market value. The “fair market value” of our common stock will be the last reported sale price of our common stock on the date of exercise; provided that the “fair market value” in respect of any exercise following our notice of redemption of the Warrants will be the average of the last reported sale prices of our common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants.
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant to the extent that, after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of our common stock outstanding immediately after giving effect to such exercise.
Redemption
The Warrants will be subject to redemption by us, at our option, in whole but not in part, at any time on or after the five year anniversary of the issue date while they are exercisable and prior to their expiration, for $0.01 per Warrant, on not less than thirty (30) days’ written notice, if the last reported sale price of our common stock has been at least $10.962 per share, subject to adjustment, on each of twenty (20) trading days within the thirty (30) trading-day period ending on the business day prior to the date on which such notice of the redemption is given.
Adjustments
If the number of outstanding shares of our common stock is increased by a stock dividend payable in shares of our common stock, or by a split-up of shares of our common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our common stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of our common stock. A rights offering to holders of our common stock entitling holders to purchase shares of our common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our common stock equal to the product of (i) the number of shares of our common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our common stock) and (ii) one (1) minus the quotient of (x) the price per share of our common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for our common stock, in determining the price payable for our common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of our common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if, at any time while the Warrants are outstanding and unexpired, we pay a dividend or make a distribution in cash, securities or other assets to the holders of our common stock on account of such shares of our common stock (or other shares of our capital stock into which the Warrants are convertible), other than as described in the immediately preceding paragraph, then the exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value (as determined by our board of directors, in good faith) of any securities or other assets paid on each share of our common stock in respect of such event.
If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our common stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of our common stock.
Whenever the number of shares of our common stock purchasable upon the exercise of the Warrants is adjusted, as described above, the exercise price will be adjusted by multiplying the exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our common stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of our common stock (other than those described above in this “—Adjustments” section or that solely affects the par value of such shares of our common stock), or in the case of any merger or consolidation of us with or into another entity or conversion of us as another entity (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event.
Trading and Form
Continental Stock Transfer & Trust Company is acting as the warrant agent for the Warrants.
No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share of our common stock, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the Warrant holder.
The Warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as Exhibit 4.2 to the Current Report on Form 8-K filed by the Company on July 2, 2026 for a complete description of the terms and conditions applicable to the Warrants.
Expiration of the Rights Offering and Extensions, Amendments and Termination
You may exercise your Rights at any time prior to 5:00 p.m. (New York City time) on July 21, 2026, the Expiration Date for the Rights Offering unless we, in our sole discretion, extend the period for exercising the Rights or terminate it earlier. If you do not exercise your Rights before the Expiration Date, your Rights will expire and will have no value. We will not be required to sell Units to you if the subscription agent receives your rights certificate or payment, after the Expiration Date, regardless of when you sent the rights certificate and payment.
We may, in our sole discretion, extend the time for exercising the Rights. We may extend the Expiration Date at any time after the Record Date. If the commencement of the Rights Offering is delayed for a period of time, the Expiration Date may be similarly extended. We will extend the duration of the Rights Offering as required by applicable law, and may choose to extend the duration of the Rights Offering for any reason. We may extend the Expiration Date by giving oral or written notice to the subscription agent on or before the scheduled Expiration

Date. If we elect to extend the Expiration Date, we will issue a press release announcing such extension no later than 9:00 a.m. (New York City time) on the next business day after the most recently announced Expiration Date.
We reserve the right, in our sole discretion, to amend or modify the terms of the Rights Offering. We also reserve the right to terminate the Rights Offering at any time prior to the Expiration Date for any reason, in which event all funds received in connection with the Rights Offering will be returned without interest or deduction to those persons who exercised their Rights as soon as practicable.
Calculation of Rights Exercised; Missing or Incomplete Subscription Information
If you do not indicate the number of Rights being exercised, or do not forward full payment of the total subscription price payment for the number of Rights that you indicate are being exercised, then you will be deemed to have exercised your Rights with respect to the maximum number of whole Units that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for exercise of your basic subscription right in full, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of Units with your over-payment.
If an insufficient number of Units is available to fully satisfy all over-subscription privilege requests, the available Units will be distributed proportionately among rights holders who exercise their over-subscription privilege based on the number of Units each rights holder subscribed for under the basic subscription right. The proration process will be repeated until all Units have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier. Any excess subscription payments received by the subscription agent caused by proration will be returned by the subscription agent to you by mail, without interest or penalty, as soon as practicable after the Expiration Date of the Rights Offering. The subscription agent will return any excess payments in the form in which it was made. You will not receive a refund or other compensation for any unissued fractional Warrants.
No Fractional Shares
Rights holders will only be entitled to purchase a whole number of Units representing a whole number of shares of common stock, rounded down to the nearest whole number of Units a holder would otherwise be entitled to purchase. As we will not sell fractional Units, we will not issue fractional shares of common stock or Warrants in the Rights Offering. The number of shares of common stock and Warrants issued to you shall correspond to the number of Units issued to you (and, for the avoidance of doubt, the number of Warrants issued to you will be rounded down to the nearest whole number).
The excess amount for any fractional Units will be returned to you as soon as practicable, in the form in which made. You will not receive interest or a deduction on any payments refunded to you under the Rights Offering. No subscriber will receive a refund or other compensation for any unissued fractional Units.
No Recombination
The common stock and Warrants comprising the Units will separate upon the closing of this Rights Offering and will be issued separately; however, they may only be purchased as a Unit and the Unit will not trade as a separate security. Holders may not recombine shares of common stock and Warrants to receive a Unit.
Conditions to the Rights Offering
The closing of the Rights Offering is subject to the satisfaction or waiver of certain closing conditions that are outside of our control, including: (i) the absence of prohibitions or enjoinments by any court of competent jurisdiction and (ii) the substantially concurrent closing of the JV Transaction. We may waive any of these conditions and choose to proceed with the Rights Offering even if one or more of these events occur. In addition, we do not intend, but have the right, to terminate the Rights Offering at any time prior to the Expiration Date. If we terminate the Rights Offering, in whole or in part, all affected Rights will expire without value and all subscription payments in the form in which received by the subscription agent will be returned in the form in which paid, without interest or deduction, as soon as practicable. See also “—Expiration of the Rights Offering and Extensions, Amendments and Termination.”
Method of Exercising Rights
The exercise of Rights is irrevocable and may not be cancelled or modified. Your Rights will not be considered exercised unless the subscription agent receives from you, your custodian bank, broker, dealer or nominee, as the case may be, all of the required documents properly completed and executed and your full subscription price payment in cash, as provided herein, prior to the Expiration Date, which is currently set to be 5:00 p.m. (New York City time) on July 21, 2026 unless we, in our sole discretion, extend the period for exercising the Rights or terminate it earlier. Rights holders may exercise their rights as follows:
Subscription by Registered Holders
Rights holders who are registered holders of our common stock or Participating Warrants as of the Record Date may exercise their Right by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with payment in full, as provided herein, of the subscription price for each Unit for which they subscribe, to the subscription agent at the address set forth under the subsection titled “—Delivery of Subscription Materials and Payment,” on or prior to the Expiration Date.
Subscription by DTC Participants
Banks, trust companies, securities dealers and brokers (each, a “Nominee”) that hold shares of our common stock on the Record Date as nominee for more than one beneficial owner may, upon proper showing to the subscription agent, exercise such beneficial owner’s Right through DTC on the same basis as if the beneficial owners were stockholders on the Record Date. Such Nominee may exercise the Right on behalf of the exercising beneficial owner through DTC’s PSOP Function on the “agents subscription over PTS” procedure by (1) providing a certification as to the aggregate number of Rights exercised by the beneficial owner on whose behalf such Nominee is acting, and (2) instructing DTC to charge the Nominee’s applicable DTC account for the subscription payment for the new Units to facilitate the delivery of the full subscription payment to the subscription agent. DTC must receive the subscription instructions and payment for the new Units no later than the Expiration Date.
Subscription by Beneficial Owners
Rights holders who are beneficial owners of shares of our common stock as of the Record Date and whose shares are registered in the name of a custodian bank, broker, dealer or other nominee, or would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their custodian bank, broker, dealer or other nominee or institution to exercise their rights and deliver all documents and payment, on their behalf, prior to the Expiration Date. A rights holder’s Rights will not be considered exercised unless the subscription agent receives from such rights holder or the rights holder’s custodian bank, broker, dealer, or other nominee or institution, as the case may be, all of the required documents and such holder’s full subscription price payment.
Exercising a Portion of Your Rights
If you subscribe for fewer than all of the Units that you are eligible to purchase pursuant to the basic subscription privilege represented by your rights certificate, you may, under certain circumstances, request from the subscription agent a new rights certificate representing the unused Rights and then attempt to sell your unused Rights. See “—Method of Transferring and Selling Rights” below. Alternatively, you may transfer a portion of your Rights and request from the subscription agent a new rights certificate representing the Rights you did not transfer. If you exercise less than all of your Rights represented by a single rights certificate, you may not exercise the over-subscription privilege.
Method of Payment
You must timely pay the full subscription price, in U.S. currency, for the full number of Units at the Subscription Price you wish to acquire pursuant to the exercise of rights (including any exercise of the over-subscription privileges, if available) by delivering:
•	an uncertified check drawn against a U.S. bank payable to “Broadridge Corporate Issuer Solutions, LLC (acting as Subscription Agent for Eos Energy Enterprises, Inc.)”
•	a wire transfer of immediately available funds to accounts maintained by the subscription agent;
•	a certified check, bank draft, or cashier’s check drawn against a U.S. bank payable to “Broadridge Corporate Issuer Solutions, LLC (acting as Subscription Agent for Eos Energy Enterprises, Inc.);” or

•	a U.S. Postal money order payable to “Broadridge Corporate Issuer Solutions, LLC (acting as Subscription Agent for Eos Energy Enterprises, Inc.).”
Rights certificates received after the Expiration Date of the Rights Offering will not be honored, and we will return your payment to you in the form received as soon as practicable, without interest or deduction.
The subscription agent will be deemed to receive payment upon:
•	clearance of any uncertified check deposited by the subscription agent;
•	receipt of collected funds wired in the subscription agent’s account;
•	receipt by the subscription agent of any certified check, bank draft, or cashier’s check drawn upon a U.S. bank; or
•	receipt by the subscription agent of any U.S. Postal money order.
Clearance of Uncertified Personal Checks
If you are paying by uncertified personal check, please note that payment will not be deemed to have been received by the subscription agent until the check has cleared, which could take at least five (5) business days. Any personal check used to pay for Units must clear the appropriate financial institutions prior to 5:00 p.m. (New York City time) on July 21, 2026, the expected Expiration Date, unless we, in our sole discretion, extend the period for exercising the Rights or terminate it earlier. Accordingly, holders that wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the Rights Offering to ensure such payment is received and clears by such date. If you elect to exercise your Rights, we urge you to consider using a certified check, cashier’s check, bank draft, U.S. Postal money order, or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration of the Rights Offering.
Instructions for Completing Your Rights Certificate
You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on you or your nominee, not us or the subscription agent.
The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of rights, but, if sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period.
Unless a rights certificate provides that the shares of common stock and Warrants are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934 (an “Eligible Institution”), subject to any standards and procedures adopted by the subscription agent. See “—Medallion Guarantee May Be Required.”
Medallion Guarantee May Be Required
If you completed any part of the Rights certificate to provide that the common stock and Warrants that comprise the Units purchased pursuant to your exercise of Rights were to be (x) issued in a name other than that of the registered holder, or (y) issued to an address other than that shown on the front of the Rights certificate, your signature on each Rights certificate must be guaranteed by an Eligible Institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP subject to standards and procedures adopted by the subscription agent.
Subscription Agent
The subscription agent for this Rights Offering is Broadridge Corporate Issuer Solutions, LLC. We will pay all fees and expenses of Broadridge Corporate Issuer Solutions, LLC related to the Rights Offering and have also agreed to indemnify Broadridge Corporate Issuer Solutions, LLC from certain liabilities that it may incur in connection with the Rights Offering. Broadridge Corporate Issuer Solutions, LLC can be contacted at the following address and telephone number:
Broadridge Corporate Issuer Solutions, LLC
Local calls: (303) 562-9275
All others call toll free: (888) 789-8409
Information Agent
The information agent for this Rights Offering is Sodali & Co. We will pay all fees and expenses of Sodali & Co. related to the Rights Offering and have also agreed to indemnify Sodali & Co. from certain liabilities that it may incur in connection with the Rights Offering. Sodali & Co. can be contacted at the following address, telephone number and e-mail address:
Sodali & Co.
333 Ludlow Street
5th Floor, South Tower
Stamford, CT 06902
Banks and Brokers: (203) 658-9400
Individuals call toll-free: (833) 225-0490
E-mail: EOSE.info@investor.sodali.com
Method of Transferring and Selling Rights
We expect to list the Rights on Nasdaq on July 6, 2026 under the symbol “EOSER.” We expect that Rights may be purchased or sold through usual investment channels until the close of business on July 21, 2026. However, there will not be a public market for the Rights prior to the rights distribution date. There can be no assurance that an active trading market will develop or be sustained for the Rights following the rights distribution. We also cannot assure you of the prices at which the Rights will trade, if at all. If you do not exercise or sell your Rights you will lose any value inherent in the Rights, respectively. See Risk Factors.”
Transfer of Rights.
You may transfer Rights in whole by endorsing the rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your rights certificate. If you wish to transfer only a portion of the rights, you should deliver your properly endorsed rights certificate to the subscription agent. With your rights certificate, you should include instructions to register such portion of the rights evidenced thereby in the name of the transferee (and to issue a new rights certificate to the transferee evidencing such transferred rights). You may only transfer whole rights and not fractions of a right. If there is sufficient time before the expiration of the Rights Offering, the subscription agent will send you a new rights certificate evidencing the balance of the rights issued to you but not transferred to the transferee. You may also instruct the subscription agent to send the rights certificate to one or more additional transferees. If you wish to sell your remaining rights, you may request that the subscription agent send you certificates representing your remaining (whole) rights so that you may sell them through your broker or dealer. You may also request that the subscription agent sell your rights for you, as described below.
If you wish to transfer all or a portion of your rights, you must notify the subscription agent on or before 11:00 a.m. New York City time on the fifth business day before the Expiration Date for the subscription agent to:
•	receive and process your transfer instructions; and
•	issue and transmit a new rights certificate to your transferee or transferees with respect to transferred Rights, and to you with respect to any rights you retained.
If you wish to transfer your rights to any person other than a bank or broker, the signatures on your rights certificate must be guaranteed by an eligible institution.
Sales of Rights Through the Subscription Agent.
If you choose not to sell your rights through your broker or dealer, you may seek to sell your rights through the subscription agent. If you wish to have the subscription agent seek to sell your rights, you must deliver your properly executed rights certificate, with appropriate instructions, and a properly completed and executed Internal Revenue

Service Form W-8 or W-9, as applicable, to the subscription agent. If you want the subscription agent to seek to sell only a portion of your rights, you must send the subscription agent instructions setting forth what you would like done with the rights, along with your rights certificate and a properly completed and executed Internal Revenue Service Form W-8 or W-9, as applicable.
If the subscription agent sells rights for you, it will send you a check for the net proceeds from the sale of any of your rights, reduced by any applicable tax withholding (including backup withholding), as soon as practicable after the Expiration Date. If your rights can be sold, the sale will be deemed to have been made at the weighted average net sale price of all rights sold by the subscription agent. The aggregate fees charged by the subscription agent for selling rights will be deducted from the aggregate sale price for all such rights in determining the weighted average net sale price of all such rights. We cannot assure you, however, that a market will develop for the Rights, or that the subscription agent will be able to sell your Rights.
The subscription agent must have received your order to sell your rights on or before 11:00 a.m., New York City time, on the fifth business day before the Expiration Date. If less than all sales orders received by the subscription agent are filled, it will prorate the sales proceeds among you and the other holders of rights based on the number of rights that each holder has instructed the subscription agent to sell during that period, irrespective of when during the period the instructions are received by it. The subscription agent is required to sell your rights only if it is able to find buyers. If the subscription agent cannot sell your Rights by 5:00 p.m., New York City time, on the fourth business day before the Expiration Date, the subscription agent will return your rights certificate to you by overnight delivery.
If you sell your rights through your broker or dealer, you will likely receive a different amount of proceeds than if you sell the same amount of rights through the subscription agent. If you sell your rights through your broker or dealer instead of the subscription agent, your sales proceeds will be the actual sales price of your rights rather than the weighted average sales price described above.
General Considerations Regarding the Partial Exercise, Transfer or Sale of Rights
The amount of time needed by your transferee to exercise or sell its rights depends upon the method by which the transferor delivers the rights certificates, the method of payment made by the transferee and the number of transactions which the holder instructs the subscription agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the rights transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of rights if rights certificates or any other required documents are not received in time for exercise or sale prior to 5:00 p.m. (New York City time) on the Expiration Date.
You will receive a new rights certificate upon a partial exercise, transfer or sale of rights only if the subscription agent receives your properly endorsed rights certificate no later than 11:00 a.m., New York City time, on the fifth business day before the Expiration Date. If your instructions and rights certificate are received by the subscription agent after that time and date, you will not receive a new rights certificate and therefore will not be able to sell or exercise your remaining rights.
You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your rights, except that we will pay any fees of the subscription agent associated with the exercise of rights. Any amounts you owe will be deducted from your account.
If you do not exercise or sell your Rights before 5:00 p.m. (New York City time) on the Expiration Date, your Rights will expire and will no longer be exercisable; and thus, you will lose any value inherent in the Rights.
Delivery of Subscription Materials and Payment
You should deliver your Rights certificate and payment of the subscription price, as provided herein, or, if applicable, nominee holder certifications, to the subscription agent by one of the methods described below:

By Mail: Broadridge, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	By Overnight Delivery: Broadridge, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery and we may not honor the exercise of your Rights.
You should direct any questions or requests for assistance concerning the method of subscribing for Units or for additional copies of this prospectus to the information agent.
Funding Arrangements; Return of Funds
Broadridge Corporate Issuer Solutions, LLC, the subscription agent, will hold funds received in payment for Units in a segregated account pending completion of the Rights Offering. The subscription agent will hold this money until the Rights Offering is completed or is withdrawn or terminated. If the Rights Offering is canceled for any reason, all subscription payments received by the subscription agent will be returned to subscribers, without interest or penalty, as soon as practicable.
Guaranteed Delivery
There is no guaranteed delivery period in connection with this Rights Offering, so you must ensure that you properly complete all required steps prior to 5:00 p.m. (New York City time) on July 21, 2026, unless we, in our sole discretion, extend the period for exercising the Rights or terminate it earlier.
Notice to Beneficial Holders
If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others as of the Record Date, you should notify the respective beneficial owners of such shares of the Rights Offering as soon as possible to find out their intentions with respect to exercising their Rights. You should obtain instructions from the beneficial owners with respect to their Rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If a beneficial owner so instructs, you should complete the appropriate Rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of Rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock or Participating Warrants on the Record Date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” substantially in the form accompanying this prospectus supplement. If you did not receive this form, you should contact the subscription agent to request a copy.
Beneficial Owners
If you are a beneficial owner of shares of our common stock or will receive Rights through a custodian bank, broker, dealer or other nominee, we will ask your custodian bank, broker, dealer or other nominee to notify you of the Rights Offering. If you wish to exercise your Rights, you will need to have your custodian bank, broker, dealer or other nominee act for you. If you hold shares of our common stock directly under your name in stock certificate(s) or in book-entry, or uncertificated, form, but would prefer to have your custodian bank, broker, dealer or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. Your nominee may establish a deadline prior to the Expiration Date by which you must provide it with your instructions to exercise your Rights and payment for your shares.
To indicate your decision with respect to your Rights, you should complete and return to your custodian bank, broker, dealer or other nominee the form entitled “Beneficial Owners Election Form” substantially in the form accompanying this prospectus supplement. You should receive the “Beneficial Owners Election Form” from your custodian bank, broker, dealer or other nominee with the other Rights Offering materials. If you wish to obtain a separate Rights certificate, you should contact the nominee as soon as possible and request that a separate Rights certificate be issued to you. You should contact your custodian bank, broker, dealer or other nominee if you do not receive this form but you believe you are entitled to participate in the Rights Offering. We are not responsible if you do not receive this form from your custodian bank, broker, dealer or nominee or if you receive it without sufficient time to respond.
Determinations Regarding the Exercise of Your Rights
We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your Rights and any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your Rights because of any defect or irregularity. We will not accept any exercise of Rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion. Our interpretations of the terms and conditions of the Rights Offering will be final and binding. Neither we, nor the subscription agent, will be under any duty to notify you of any defect or irregularity in connection with your submission of Rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of Rights if your exercise is not in accordance with the terms of the Rights Offering or in proper form. We will also not accept the exercise of your Rights if our sale of Units to you could be deemed unlawful under applicable law.
No Revocation or Change
Once you submit the form of rights certificate to exercise any Rights, you may not revoke or change your exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your rights unless you are certain that you wish to purchase additional Units at the Subscription Price.
Issuance of Common Stock and Warrants
All shares of our common stock and Warrants that you purchase in the Rights Offering as part of the Units will be issued in book-entry, or uncertificated, form, meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares or Warrants. If you hold your shares of common stock in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the Rights Offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any securities you may have elected to purchase by exercise of your rights in order to comply with state securities laws.
Validity of Subscriptions
We will resolve all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither the subscription agent nor we shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to modify or cancel the Rights Offering, only when a properly completed and duly executed Rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent (and any payment by uncertified personal check has cleared) and any defects or irregularities therein waived by us. Our interpretations of the terms and conditions of the Rights Offering will be final and binding.
Rights of Subscribers
You will have no rights as a holder of the shares of our common stock you purchase in the Rights Offering until shares are issued in book-entry form or your account at your broker, dealer, bank or other nominee is credited with the shares of our common stock purchased in the Rights Offering. Holders of Warrants issued in connection with the Rights Offering will not have rights as holders of our common stock until such Warrants are exercised and the shares of common stock underlying the Warrants are issued to the holder. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, subscription payment, as provided herein, and any other required documents to the subscription agent.
Foreign Stockholders and Stockholders with Army Post Office or Fleet Post Office Addresses
The subscription agent will not mail rights certificates to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. Instead, we will have the subscription agent hold the Rights certificates for your account. To exercise your rights, you must notify the subscription agent prior to 11:00 a.m. (New York City time) at least five (5) business days prior to the Expiration Date, and establish to the satisfaction of the subscription agent that it is permitted to exercise your Rights under applicable law. If you do not follow these procedures by such time, your rights will expire and will have no value.
No Board of Directors Recommendation
An investment in Units (and the common stock and respective Warrants that comprise such Units) must be made according to your evaluation of your own best interests and after considering all of the information herein, including the section titled “Risk Factors.” Neither we nor our board of directors are making any recommendation regarding whether you should exercise your Rights.
Shares of Common Stock Outstanding After the Rights Offering
The number of shares of our common stock that will be outstanding after the Rights Offering will depend on the number of Units that are purchased in the Rights Offering. Assuming no additional shares of common stock are issued by us prior to consummation of the Rights Offering and assuming all offered Units are sold in the Rights Offering at the Subscription Price, we will issue 27,367,171 shares of common stock. In that case, we will have approximately 381,642,806 shares of common stock outstanding after the Rights Offering. This would represent an increase of approximately 7.7% in the number of outstanding shares of common stock. We would also issue Warrants to purchase an aggregate of an additional 12,008,714 shares of our common stock.
Fees and Expenses
Neither we, nor the subscription agent, will charge a brokerage commission or a fee to Rights holders for exercising their rights. However, if you exercise your Rights through a custodian bank, broker, dealer or nominee, you will be responsible for any fees charged by your custodian bank, broker, dealer or nominee.
Questions About Exercising Rights
If you have any questions or require assistance regarding the method of exercising your Rights or requests for additional copies of this document or any document mentioned herein, you should contact the subscription agent at the address and telephone number set forth above under “—Delivery of Subscription Materials and Payment.”
No “Going Private” Transaction
The Rights Offering is not a transaction or series of transactions which has either a reasonable likelihood or a purpose of producing a “going private effect” as specified in Rule 13e-3 of the Exchange Act. Given the structure of the Rights Offering, as described in this prospectus supplement, Eos will continue to be registered pursuant to Section 12 of the Exchange Act and intends to remain listed on Nasdaq following completion of the Rights Offering.
Other Matters
Eos is not making the Rights Offering in any state or other jurisdiction in which it is unlawful to do so, nor is Eos distributing or accepting any offers to purchase any of our securities from Rights holders who are residents of those states or of other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the Rights. Eos may delay the commencement of the Rights Offering in those states or other jurisdictions, or change the terms of the Rights Offering, in whole or in part, in order to comply with the securities law or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, Eos also has the discretion to delay allocation and distribution of any securities you may elect to purchase by exercise of your Rights in order to comply with state securities laws. Eos may decline to make modifications to the terms of the Rights Offering requested by those states or other jurisdictions, in which case, if you are a resident in one of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the Rights you will not be eligible to participate in the Rights Offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of the material U.S. federal income tax consequences of the receipt, exercise (or expiration) and disposition of Rights received in the Rights distribution, the ownership and disposition of Warrants received in respect of such Rights, and the ownership and disposition of New Shares received in respect of such Rights and shares of our common stock received upon the exercise of such Warrants (the “Warrant Shares” and, the Warrant Shares together with such New Shares, the “Offering Shares”). This discussion does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of Rights, Warrants or Offering Shares. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the receipt of Rights by persons holding shares of our common stock entitled to receive Rights in the Rights distribution, the exercise (or expiration) of such Rights or the Warrants, the disposition of such Rights or Warrants, and the ownership and disposition of Offering Shares acquired upon exercise of such Rights or Warrants.
This discussion is limited to Rights, Warrants and Offering Shares, in each case, that are held as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	persons holding Rights, Warrants or Offering Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	persons holding the Participating Warrants;
•	banks, insurance companies, and other financial institutions;
•	brokers, dealers or traders in securities or currencies or traders that elect to mark-to-market their securities;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	S corporations, partnerships or other entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes (and investors therein);
•	real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations or governmental organizations;
•	persons deemed to sell Rights, Warrants or Offering Shares under the constructive sale provisions of the Code;
•	persons subject to special tax accounting rules as a result of any item of gross income being taken into account in an applicable financial statement (as defined in the Code);
•	persons who received, hold or will receive Rights pursuant to the exercise of any employee stock option or otherwise as compensation;
•	tax-qualified retirement plans;
•	persons who own or have owned (directly, indirectly or constructively) 5% or more of our common stock;
•	U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar; and
•	persons who acquire Rights in a secondary market transaction or who acquire Warrants or Offering Shares in respect of Rights or Warrants that were acquired in a secondary market transaction.

If an entity treated as a partnership for U.S. federal income tax purposes receives Rights in the Rights distribution, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
This discussion is for information purposes only and is not tax advice. Investors should consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences of the receipt, ownership, exercise and disposition of Rights, Warrants or Offering Shares arising under the U.S. federal estate or gift tax laws or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable income tax treaty.
Treatment of the Warrants
The initial exercise price of the Warrants may reflect a discount to the trading price of our common stock as of the date the Warrants are issued. Although not entirely free from doubt, we believe (and intend to take the position) that the Warrants should be treated for U.S. federal income tax purposes as rights to acquire our common stock, rather than being deemed exercised at issuance or considered a separate class of our stock, and the remainder of this discussion assumes that treatment is proper. If the Warrants were treated as having been exercised at issuance or as a separate class of our stock, the U.S. federal income tax consequences of the ownership, exercise and disposition of the Warrants may differ from those described below. You should consult your tax advisor with respect to the proper treatment of the Warrants for U.S. federal income tax purposes.
Tax Considerations Applicable to U.S. Holders
Definition of a U.S. Holder
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Rights, Warrants or Offering Shares, as the case may be, that, for U.S. federal income tax purposes, is or is treated as any of the following:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; or
•	an estate or trust, the income of which is subject to U.S. federal income tax regardless of its source.
Receipt of the Rights
Although the authorities governing transactions such as this offering are complex and unclear in certain respects (including with respect to the effects of the over-subscription privilege), we believe and intend to take the position that a U.S. Holder’s receipt of Rights pursuant to this offering should not be treated as a taxable distribution with respect to such holder’s existing shares of our common stock for U.S. federal income tax purposes. Section 305(a) of the Code generally provides that the receipt by a stockholder of a right to acquire stock or warrants is not included in the taxable income of the stockholder; however, the general non-recognition rule in Section 305(a) of the Code is subject to exceptions described in Section 305(b) of the Code, which include “disproportionate distributions.” A disproportionate distribution is generally a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders (including holders of rights to acquire stock and holders of debt instruments convertible into stock) and an increase in the proportionate interest of other stockholders (including holders of rights to acquire stock and holders of debt instruments convertible into stock) in a corporation’s assets or earnings and profits.
We have not made any distributions of cash or property (other than stock or rights to acquire stock) with respect to our outstanding stock or warrants and, although there can be no assurance in this regard, we currently do not intend to make any distributions of cash or property (other than stock or rights to acquire stock) with respect to our outstanding stock or warrants in the foreseeable future. However, we have made, and expect to continue to make, regular payments of interest with respect to our outstanding convertible notes, which are treated as distributions of cash or other property to stockholders for this purpose. Although the matter is not free from doubt, we believe, and intend to take the position that, anti-dilution adjustments required to be made in respect of our convertible notes, shares of preferred stock and certain of our outstanding warrants should prevent the Rights distribution from constituting a disproportionate distribution to our holders of common stock for purposes of Section 305(b) of the Code.

This position regarding the non-taxable treatment of this offering is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether because, contrary to our expectations, distributions of cash or property (other than stock or rights to acquire stock) are made with respect to our stock or warrants, because the issuance of the Rights is a “disproportionate distribution” or for any other reason, the fair market value of the Rights would be taxable to U.S. Holders of our Common Stock generally in the manner as described below under “—Distributions on Common Stock,” and a U.S. Holder’s initial tax basis in a Right would be equal to the Right’s fair market value on the distribution date. Although we currently do not expect to have current or accumulated earnings and profits through the end of 2026, there can be no assurance in that regard.
The remainder of this discussion is based upon the treatment of the Rights distribution as a non-taxable distribution with respect to a U.S. Holder’s existing shares of our common stock for U.S. federal income tax purposes.
Tax Basis and Holding Period in the Rights
If, on the date a U.S. Holder receives Rights, the fair market value of the Rights is less than 15% of the fair market value of the U.S. Holder’s existing shares of our common stock with respect to which the Rights were distributed, Section 307(b) of the Code provides that the Rights will be allocated a zero tax basis for U.S. federal income tax purposes, unless the U.S. Holder elects to allocate the tax basis in the holder’s existing shares of our common stock between the existing shares of our common stock and the Rights in proportion to the relative fair market values of the existing shares of our common stock and the Rights, determined on the date of receipt of the Rights. If a U.S. Holder chooses to allocate tax basis between existing common shares and the Rights, the U.S. Holder must make this election on a statement included with its timely filed U.S. federal income tax return (including extensions) for the taxable year in which the U.S. Holder receives the Rights. Such an election is irrevocable.
However, if on the date a U.S. Holder receives Rights, the fair market value of the Rights is 15% or more of the fair market value of the U.S. Holder’s existing shares of our common stock, then the U.S. Holder must allocate tax basis in the existing shares of our common stock between those shares and the Rights the U.S. Holder receives in proportion to their fair market values, determined on the date the U.S. Holder receives the Rights. Please refer to the discussion below regarding the U.S. tax treatment of a U.S. Holder that, at the time of the receipt of a Right, no longer holds the shares of our common stock with respect to which the Right was distributed.
We have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Rights on that Rights distribution date. However, as discussed above, it is expected that the Rights will be traded on Nasdaq on that date.
A U.S. Holder’s holding period in the Rights it receives will include the holding period of the U.S. Holder’s existing shares of our common stock with respect to which the Rights are distributed.
Exercise of the Rights
A U.S. Holder will not recognize gain or loss upon the exercise of a Right received in this offering. A U.S. Holder’s adjusted tax basis, if any, in the Right plus the subscription price will establish the U.S. Holder’s initial tax basis in the Units received upon exercise of such U.S. Holder’s Right. The U.S. Holder generally will be required to allocate its initial tax basis in those Units among the New Shares and Warrants comprising the Units, based on their relative fair market values on the exercise date for the Right. We have not obtained, and do not intend to obtain an appraisal of the fair market value of the Warrants. It is unclear whether a U.S. Holder’s holding period for a New Share or a Warrant acquired upon exercise of a Right will begin on the date of exercise or the day following the date of exercise.
If, at the time of the receipt or exercise of a Right, the U.S. Holder no longer holds the shares of our common stock with respect to which the right was distributed, then certain aspects of the tax treatment of the receipt and exercise of the Right are unclear, including (i) the allocation of the tax basis between the shares of our common stock previously sold and the Right, (ii) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our common stock previously sold, and (iii) the impact of such allocation on the tax basis of the New Shares and Warrants acquired upon exercise of the Right. Furthermore, if a U.S. Holder exercises the Rights and sells other shares of our common stock within the 61-day period beginning 30 days before the exercise date and ending 30 days after the exercise date, the “wash sale” rules may disallow the recognition of any loss upon the sale of our common stock. If a U.S. Holder exercises a Right after disposing of shares of our common stock with respect to which the Right is received, the U.S. Holder should consult its tax advisor.

Expiration of the Rights
If a U.S. Holder allows Rights received in the Rights distribution to expire, the U.S. Holder should not recognize any gain or loss for U.S. federal income tax purposes, and the U.S. Holder should re-allocate any portion of the tax basis in its existing common shares previously allocated to the Rights that have expired to such U.S. Holder’s existing common shares.
Sale, Exchange or Other Disposition of the Rights
Upon a sale, exchange, or other taxable disposition of Rights received in the Rights distribution, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis, if any, in such Rights. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period of the Rights exceeded one year at the time of disposition. Long-term capital gains recognized by certain non-corporate taxpayers, including individuals, generally are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Distributions on Common Stock
We do not anticipate declaring or paying cash distributions to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by a corporate U.S. Holder may be eligible for a dividends-received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. Holders, including individuals, are generally taxed at the lower applicable capital gains rate, provided that certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S. Holder’s adjusted tax basis in its common stock, as the case may be, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale, Exchange or Other Disposition of Common Stock or Warrants.”
Possible Constructive Distributions
As described above under “Description of the Rights Offering—Warrants,” the terms of each Warrant provide for an adjustment to the number of shares of our common stock for which the Warrant may be exercised or to the exercise price of the Warrant on the occurrence of certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the Warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of our common stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrants), including as a result of a distribution of cash or other property to the holders of shares of our common stock which is taxable to such holders. Any constructive distribution deemed received by a U.S. Holder would be subject to tax in the same manner as if the U.S. Holder received a cash distribution from us equal to the fair market value of the increased interest resulting from the adjustment. Generally, a U.S. Holder’s adjusted tax basis in its Warrants would be increased to the extent any such constructive distribution is treated as a dividend.
Sale, Exchange or Other Disposition of Common Stock or Warrants
Upon a sale, exchange, or other taxable disposition of our Offering Shares or Warrants (which, in general, would include a redemption of our warrants that is treated as a taxable exchange of such warrants as described below under “—Exercise, Lapse or Redemption of a Warrant”), a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (not including any amount attributable to declared and unpaid dividends, which will be taxable to U.S. Holders who have not previously included such dividends in income as described above under “—Distributions on Common Stock”) and the U.S. Holder’s adjusted tax basis in the Offering Shares or Warrants, as the case may be. Such capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period for the Offering Shares or the Warrants, as the case may be, exceeded one year at the time of disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Exercise, Lapse or Redemption of a Warrant
The tax consequences of an exercise of a Warrant (which is permitted only on a cashless basis) are not clear under current tax law. An exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s tax basis in the Offering Shares received would equal such U.S. Holder’s basis in the Warrants. If the exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the Offering Shares received would be treated as commencing on the date following the date of exercise or on the date of exercise of the Warrant. If the exercise were treated as a recapitalization, the holding period of the Offering Shares received would include the holding period of the Warrants exercised therefor.
It is also possible that the exercise of a Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the Warrants to be exercised could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder would be deemed to have surrendered a number of Warrants having an aggregate value equal to the exercise price for the number of Warrants deemed exercised. A U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the exercise price of the Warrants deemed exercised and such U.S. Holder’s tax basis in the Warrants deemed surrendered. Such gain or loss would be long-term or short-term depending on the U.S. Holder’s holding period in the Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Offering Shares received would equal the sum of such U.S. Holder’s initial investment in the Warrants deemed exercised and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for the Offering Shares received would commence on the date following the date of exercise or on the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant.
Due to the absence of authority on the U.S. federal income tax treatment of the exercise of a Warrant on a cashless basis, including when a U.S. Holder’s holding period would commence with respect to the Offering Shares received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of an exercise of their Warrants.
If a Warrant lapses unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.
If we redeem Warrants for cash or if we purchase Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to U.S. Holders, taxed as described above under “—Sale, Exchange or Other Disposition of Common Stock or Warrants.”
If we give notice of an intention to redeem Warrants and a U.S. Holder exercises its Warrants, receiving an amount of Offering Shares in respect thereof, we intend to treat such exercise as a redemption of Warrants for the Offering Shares for U.S. federal income tax purposes. Such redemption should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, a U.S. Holder should not recognize any gain or loss on the redemption of Warrants for shares of our common stock. A U.S. Holder’s aggregate tax basis in the Offering Shares received in the redemption generally should equal its aggregate tax basis in the Warrants redeemed and the holding period for the Offering Shares received should include its holding period for the surrendered Warrants. However, there is some uncertainty regarding this tax treatment and it is possible such a redemption could be treated differently, including as, in part, a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed above for an exercise of Warrants in the absence of a notice of our intention to redeem Warrants. Accordingly, U.S. Holders are urged to consult their own tax advisors regarding the tax consequences of a redemption of Warrants for shares of our common stock.
Information Reporting and Backup Withholding
A U.S. Holder may be subject to information reporting and backup withholding with respect to the receipt of dividend payments (including constructive dividends) or proceeds from the sale or other taxable disposition of Rights, Warrants or Offering Shares. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding unless such holder provides the holder’s taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules or the holder provides proof of an applicable exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Tax Considerations Applicable to Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of Rights, Warrants or Offering Shares, as the case may be, that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.
Receipt, Exercise and Expiration of the Rights
The discussion assumes that the receipt of the Rights will be treated as a nontaxable distribution. See “—Tax Considerations Applicable to U.S. Holders—Receipt of the Rights” above. In such case, Non-U.S. Holders will not be subject to U.S. federal income tax (or any withholding thereof) on the receipt, exercise or expiration of the Rights. Otherwise, the fair market value of the Rights would be treated as a potentially taxable distribution on our existing common stock, generally in the manner as described below under “—Distributions on Common Stock.” Although we currently do not expect to have current or accumulated earnings and profits through the end of 2026, there can be no assurance in that regard.
Exercise, Lapse or Redemption of the Warrants
The U.S. federal income tax treatment of the exercise of a Warrant by a Non-U.S. Holder, the lapse of a Warrant held by a Non-U.S. Holder or the redemption of a Warrant held by a Non-U.S. Holder generally will correspond to the U.S. federal income tax treatment of the exercise, lapse or redemption of a Warrant held by a U.S. Holder, as described under “Tax Considerations Applicable to U.S. Holders—Exercise, Lapse or Redemption of a Warrant” above, although to the extent the exercise or redemption of a Warrant results in a taxable exchange, the consequences would be similar to those described under “Tax Considerations Applicable to Non-U.S. Holders—Sale or Other Disposition of Rights, Warrants or Common Stock” below.
Distributions on Common Stock
We do not anticipate declaring or paying cash distributions to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Offering Shares, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale, Exchange or Other Disposition of Common Stock or Warrants.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder (including deemed dividends as described above under “Tax Considerations Applicable to U.S. Holders—Possible Constructive Distributions”) will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty), provided that the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming such benefits. In the case of any constructive dividend, it is possible that the U.S. federal withholding tax on the constructive dividend would be withheld from or set off against other payments to which you would otherwise be entitled, such as, in some circumstances, any payments on our common stock, or sales proceeds payable to you or your other funds or assets.
A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S.

Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Disposition of Rights, Warrants or Common Stock
A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of Rights, Warrants or Offering Shares unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•
the Rights, Warrants or Offering Shares constitute a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of Rights, Warrants or Offering Shares, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our assets used or held for use in a trade or business, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of Rights, Warrants or Offering Shares by a Non-U.S. Holder will not be subject to U.S. federal income tax:
•
with respect to gain arising from the sale or other taxable disposition of Offering Shares, if our common stock is “regularly traded” on an established securities market as defined by applicable Treasury Regulations, and such Non-U.S. Holder has not owned, actually or constructively, more than 5% of our common stock at any time during the five-year period ending on the date of the sale or other taxable disposition (or the Non-U.S. Holder’s holding period, if shorter);

•
with respect to gain arising from the sale or other taxable disposition of the Rights, if (i) such Non-U.S. Holder has not owned, actually or constructively, more than 5% of the Rights at any time during the Non-U.S. Holder’s holding period (if our Rights are “regularly traded” on an established securities market, as defined by applicable Treasury Regulations) or (ii) on the date of any acquisition of Rights by the Non-U.S. Holder, the value of the Rights held by such Non-U.S. Holder on that date does not exceed 5% of the total value of our outstanding common stock on that date (if our Rights are not “regularly traded” on an established securities market);

•
with respect to gain arising from the sale or other taxable disposition of the Warrants, if (i) such Non-U.S. Holder has not owned, actually or constructively, more than 5% of the Warrants at any time during the Non-U.S. Holder’s holding period (if the Warrants are “regularly traded” on an established securities market, as defined by applicable Treasury Regulations) or (ii) on the date of any acquisition of Warrants by the Non-U.S. Holder, the value of the Warrants held by such Non-U.S. Holder on that date does not exceed 5% of the total value of our outstanding common stock on that date (if the Warrants are not “regularly traded” on an established securities market).
Whether or not our Rights are treated as “regularly traded” on an established securities market under the applicable Treasury Regulations depends in part on facts and circumstances at the time of and after the Rights Offering. There can be no guarantee that our common stock or our Rights will be treated as “regularly traded” for these purposes. Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our common stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know that the beneficial owner is a United States person and the beneficial owner either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions (including deemed distributions) on Warrants or Offering Shares paid (or deemed paid) to a Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of Rights, Warrants or Offering Shares within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of Rights, Warrants or Offering Shares conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on Warrants or Offering Shares, as well as of gross proceeds of dispositions of Warrants or Offering Shares, to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under proposed regulations, the preamble to which states that taxpayers may rely on the proposed regulations until final regulations are issued, this withholding tax will not apply to the gross proceeds from the sale, exchange, redemption or other taxable disposition of our common stock. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden).
Investors should consult their tax advisors regarding the potential application of withholding under FATCA to their receipt, ownership, and exercise and disposition of Rights, Warrants and Offering Shares.

PLAN OF DISTRIBUTION
We are distributing rights certificates and copies of this prospectus supplement to those persons who were holders of our common stock or Participating Warrants on 5:00 p.m. (New York City time) on July 1, 2026, the Record Date, following the effective date of the registration statement of which this prospectus supplement forms a part. We expect to list our Rights on Nasdaq under the symbol “EOSER.” We have applied to have the Warrants admitted to trading on Nasdaq under the symbol “EOSEW.” However, no assurance can be given that such listing application will be approved. If our Warrants listing application is not approved, the Warrants may not be traded on Nasdaq when issued, or at all. Except as described herein, we have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of Rights in the Rights Offering and no commissions, fees or discounts will be paid in connection with the Rights Offering. While certain of our directors, officers and other employees may solicit responses from you, those directors, officers and other employees will not receive any commissions or compensation for their services other than their normal compensation, and will not register with the SEC as brokers in reliance on certain safe harbor provisions contained in Rule 3a4-1 under the Exchange Act.
Delivery of Rights
As soon as practicable after the Record Date, we will distribute the Rights, rights certificates and copies of this prospectus supplement to individuals who owned shares of common stock on the Record Date. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, and subscription payment to the subscription agent, Broadridge Corporate Issuer Solutions, LLC, at the following address. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to the Company.

By Mail: Broadridge, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	By Overnight Delivery: Broadridge, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

In the event that the Rights Offering is not fully subscribed, holders of Rights who exercise all of their Rights pursuant to their basic subscription right will have the opportunity to subscribe for additional Units pursuant to the over-subscription privilege. See further the section titled “Description of the Rights Offering―Subscription Rights―Over-subscription privilege.”
We have not agreed to enter into any standby or other arrangement to purchase or sell any Rights or any of our securities.
We have not entered into any agreements regarding stabilization activities with respect to our securities. If you have any questions, you should contact the information agent at Sodali & Co., by telephone at (203) 658-9400 (banks and brokers), (833) 225-0490 (individuals call toll-free) or by email at EOSE.info@investor.sodali.com. We have agreed to pay Sodali & Co. a fee plus certain expenses, which we estimate will total approximately $17,500. We estimate that our total expenses in connection with the Rights Offering will be approximately $2,000,000.
Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of Units or the shares of common stock and warrants comprising the Units.

LEGAL MATTERS
The validity of the securities offered hereby and certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York.
EXPERTS
The financial statements of Eos Energy Enterprises, Inc. as of December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, incorporated by reference in this prospectus supplement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Common Stock
Preferred Stock
Debt Securities
Warrants
Units
Rights
Eos Energy Enterprises, Inc. may from time to time offer and sell common stock, preferred stock, debt securities, warrants, units or rights issuable to our stockholders to purchase shares of our common stock or preferred stock, to purchase warrants exercisable for shares of our common stock or preferred stock, or to purchase units consisting of two or more of the foregoing. Specific terms of the preferred stock, debt securities, warrants, units or rights will be provided in supplements to this prospectus.
We may sell the securities covered by this prospectus in a number of different ways and at varying prices. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.
Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “EOSE.” The closing price of our common stock on May 12, 2026 was $8.10 per share.
Investing in these securities involves certain risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 12 of our annual report on Form 10-K for the year ended December 31, 2025, which is incorporated herein by reference, as amended or supplemented from time to time by any risk factors we include in subsequent annual or quarterly reports on Form 10-K or 10-Q, respectively, and incorporated herein by reference.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 13, 2026

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
In this prospectus, unless the context otherwise requires, the terms “Company,” “we,” “us,” “our,” and “Eos” refer to Eos Energy Enterprises, Inc., a Delaware corporation. Prior to the consummation of the Business Combination (as defined below), the Company was known as B. Riley Principal Merger Corp. II, or “BMRG”.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document. Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement.
We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the termination of any offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 26, 2026;
•
the portions of our Definitive Proxy Statement on Schedule 14A that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on April 14, 2026;

•	our Current Reports on Form 8-K filed with the SEC on February 17, 2026, March 26, 2026, and March 31, 2026; and
•
the description of our securities contained in Exhibit 4.5 to our Annual Report Form 10-K for the fiscal year ended December 31, 2024, including any amendments or reports filed for the purpose of updating such description.

The SEC maintains a website at www.sec.gov, from which you can inspect these documents and other information we have filed electronically with the SEC. You may also request copies of these documents, at no cost to you, from our website (https://www.eose.com), or by writing or telephoning us at the following address:
Eos Energy Enterprises, Inc.
3920 Park Avenue
Edison, New Jersey 08820
Attn: Chief Legal Officer
(732) 225-8400

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
This prospectus, including the documents incorporated by reference in this prospectus, contains forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements appear in a number of places in this prospectus and the documents incorporated by reference herein and include statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to:
•	changes adversely affecting the business in which we are engaged;
•	our ability to forecast trends accurately;
•	our ability to generate cash, service indebtedness and incur additional indebtedness;
•	our ability to raise financing in the future;
•	our customer’s ability to secure project financing;
•
risks associated with our Credit Agreement, dated June 21, 2024, by and between us and CCM Denali Debt Holdings, LP (the “Credit Agreement”), including risks of default, dilution of outstanding common stock, consequences for failure to meet milestones and contractual lockup of shares;

•	the amount of final tax credits available to our customers or to Eos pursuant to the Inflation Reduction Act including potential impacts from any repeal or modification of the legislation;
•	the timing and availability of future funding under our Loan Guarantee Agreement, dated November 26, 2024, by and between us and the U.S. Department of Energy;
•	our ability to continue to develop efficient manufacturing processes to scale and to forecast related costs and efficiencies accurately;
•	fluctuations in our revenue and operating results;
•	competition from existing or new competitors;
•	our ability to convert firm order backlog and pipeline to revenue;
•	risks associated with security breaches in our information technology systems;
•	risks related to legal proceedings or claims;
•	risks associated with evolving energy policies in the United States and other countries and the potential costs of regulatory compliance;
•	risks associated with changes to the U.S. trade environment;
•	our ability to maintain the listing of our shares of common stock on Nasdaq;
•	our ability to grow our business and manage growth profitably, maintain relationships with customers and suppliers and retain our management and key employees;
•	risks related to adverse changes in general economic conditions, including inflationary pressures and increased interest rates;
•	risk from supply chain disruptions and other impacts of geopolitical conflict;
•	changes in applicable laws or regulations;
•	other factors detailed under the section entitled “Risk Factors” herein; and

•
other factors disclosed in “Part I, Item 1A. — Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 26, 2026, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Report on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K).

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and, except as required by law, we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. See also Part I, Item 1A, “Risk Factors” disclosures contained in our Annual Report on Form 10-K for the year ended December 31, 2025 for additional discussion of the risks and uncertainties that could cause the our actual results to differ materially from those expressed or implied in its forward-looking statements.
v

SUMMARY
This summary highlights selected information and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information.”
Overview
We are an American energy company and the leading innovator in designing, sourcing, manufacturing, and providing zinc-based battery energy storage systems (“BESS”), sourced, and manufactured in the United States. Our BESS are safe, non-flammable, secure and sustainable alternatives to lithium-ion batteries, making them ideal for utility-scale, microgrid and commercial and industrial long-duration applications. We design, develop, manufacture, and market zinc-based energy systems intended for utility-scale, microgrid and commercial and industrial (“C&I”) applications. We believe our technology serves as a viable alternative to lithium-ion (“Li-ion”) batteries for long-duration energy storage use cases. We have developed a broad intellectual property portfolio, including multiple patents covering our battery chemistry, mechanical product design, energy block configuration and proprietary software operating system, the Battery Management System (“BMS”). The BMS software uses proprietary Eos-developed algorithms and utilizes ambient and battery temperature sensors, as well as voltage and current sensors for electrical strings and system-level monitoring. We currently focus on the manufacture and sale of turnkey direct current (“DC”) battery energy storage systems and plan to expand our product portfolio to include turnkey alternating current (“AC”) systems.
Our primary applications include: (1) integration with renewable energy systems that are connected to the utility grid; (2) integration with renewable energy systems that are not grid-connected; (3) deployment in systems designed to relieve grid congestion; and (4) installations that enable C&I customers to reduce peak energy usage or participate in utility ancillary and demand-response markets. These applications are increasingly relevant as overall electricity demand continues to rise, including incremental load growth associated with the expansion of artificial intelligence (“AI”), high-performance computing (“HPC”) and data center infrastructure, which is contributing to greater system capacity needs and grid-level constraints.
We provide an innovative Znyth™ BESS designed to provide the operating flexibility to manage increased grid complexity and price volatility resulting from an overall increase in renewable energy generation and a congested grid coming from an increase in electricity demand growth. Our BESS is a validated chemistry with accessible non-precious earth components in a durable design that is intended to deliver results in even the most extreme temperatures and conditions. The system is designed to be safe, flexible, scalable, sustainable and manufactured in the United States, using raw materials primarily sourced in the United States. We believe our Z3 battery module is the core of our innovative systems. The Z3 battery module is the only US designed and manufactured battery module that today provide utilities, independent power producers, renewables developers and C&I customers with an alternative to lithium-ion and lead-acid monopolar batteries for critical 3- to 12-hour discharge duration applications. We believe the Z3 battery will transform how utility, industrial and commercial customers store power. We believe the Z3 battery is reshaping how utility, industrial and commercial customers store and manage power. In addition to our BESS, we currently provide: (a) a BMS which provides a remote asset monitoring capability and service to track the performance and health of our BESS and to proactively identify future system performance issues through predictive analytics; (b) project management services to ensure the process of implementing our BESS are coordinated in conjunction with the customer’s overall project plans; (c) commissioning services that ensure the customer’s installation of the BESS meets the performance expected by the customer; and (d) long-term maintenance plans to maintain optimal operating performance of our systems.
Corporate Information
We were incorporated in Delaware in June 2019 as a blank check company under the name B. Riley Principal Merger Corp. II. In connection with its business combination on November 16, 2020, we changed our name to Eos Energy Enterprises, Inc.
Additional Information
The mailing address of our principal executive office is 3920 Park Avenue, Edison, NJ 08820, and our phone number is (732) 225-8400. Our corporate website address is https://www.eose.com/. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only, and are not hyperlinks.

RISK FACTORS
Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent annual report on Form 10-K, and in any updates to those risk factors in our quarterly reports on Form 10-Q, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

USE OF PROCEEDS
We will receive proceeds from the issuance and sale of our common stock, preferred stock, debt securities, warrants or units and from the exercise of any warrants or rights. Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

DESCRIPTION OF CAPITAL STOCK
The following is a description of the material terms of, and is qualified in its entirety by, our certificate of incorporation and amended and restated bylaws. These documents are filed as exhibits and incorporated by reference into the registration statement of which this prospectus forms a part.
Our certificate of incorporation authorizes the issuance of 601,000,000 shares of capital stock, consisting of (x) 600,000,000 authorized shares of Common Stock and (y) 1,000,000 authorized shares of preferred stock, par value $0.0001 per share. As of March 31, 2026, there were 339,459,021 shares of Common Stock outstanding. As of March 31, 2026, 59 shares of preferred stock were designated as Series A-1 Preferred Stock, none of which are outstanding; 7 shares of preferred stock were designated as Series A-2 Preferred Stock, none of which are outstanding; 31.940063 shares of preferred stock were designated as Series B-1 Preferred Stock, all of which are outstanding; 28.806463 shares of preferred stock were designated as Series B-2 Preferred Stock, all of which are outstanding; 38.259864 shares of preferred stock were designated as Series B-3 Preferred Stock, all of which are outstanding and 16.150528 shares of preferred stock were designated as Series B-4 Preferred Stock, all of which are outstanding. There is no cumulative voting with respect to the election of directors.
Common Stock
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Holders of Common Stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our board of directors (the “Board”) in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Liquidation, Dissolution and Winding Up
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied and after payment or provision for payment of our debts and other liabilities.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there is no sinking fund or redemption provisions applicable to Common Stock.
Election of Directors
The Board is divided into three (3) classes with only one class of directors being elected in each year and each class serving a three (3) year term. The directors hold their office for a term of three (3) years or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.
Preferred Stock
Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.
Series A-1 Preferred Stock
On June 21, 2024, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series A-1 Non-Voting Non-Convertible Preferred Stock (the “Series A-1 Certificate of Designation”) and issued 59 shares of Series A-1 Preferred Stock to satisfy the terms of the Credit Agreement. Under the terms of the Series A-1 Certificate of Designation, each share of Series A-1 Preferred Stock had an original issue price of $455,822.59 and such shares had a liquidation value, payable with the Common Stock, as if such shares were convertible into an aggregate of 31,940,063 shares of Common Stock, subject to adjustment. The Series A-1 Preferred Stock was non-voting and non-convertible into Common Stock. Holders of the Series A-1 Preferred Stock were entitled to receive dividends or distributions on each share of Series A-1 Preferred Stock equal to dividends or distributions actually paid on each share of Common Stock, multiplied by the number of shares of Common Stock represented by the Series A-1 Preferred Stock Liquidation Value (as defined in the Series A-1 Certificate of Designation). The 59 shares of Series A-1 Preferred Stock issued to CCM Denali Equity Holdings, LP converted into shares of Series B-1 Preferred Stock on September 12, 2024. The foregoing summary of the terms of the Series A-1 Preferred Stock is qualified in its entirety by the Series A-1 Certificate of Designation, which is filed as an exhibit to the registration statement of which this prospectus forms a part.
Series A-2 Preferred Stock
On August 29, 2024, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series A-2 Non-Voting Non-Convertible Preferred Stock (the “Series A-2 Certificate of Designation”). Under the terms of the Series A-2 Certificate of Designation, each share of Series A-2 Preferred Stock had an original issue price of $9,555,515.30 and such shares had a liquidation value, payable pari passu with the Common Stock, as if such shares were convertible into an aggregate of 28,806,463 shares of Common Stock, subject to adjustment. The Series A-2 Preferred Stock was non-voting and non-convertible into Common Stock. Holders of the Series A-2 Preferred Stock were entitled to receive dividends or distributions on each share of Series A-2 Preferred Stock equal to dividends or distributions actually paid on each share of Common Stock, multiplied by the number of shares of Common Stock represented by the Series A-2 Preferred Stock Liquidation Value (as defined in the Series A-2 Certificate of Designation). The Series A-2 Preferred Stock terms were substantially identical to the Series A-1 Preferred Stock. On August 29, 2024, pursuant to the terms and conditions of the Credit Agreement, the Applicable Percentage (as defined in the Credit Agreement) increased by 4.9%, and as a result we issued to CCM Denali Equity Holdings, LP 7 shares of Series A-2 Preferred Stock. On September 12, 2024, the 7 shares of Series A-2 Preferred Stock issued to CCM Denali Equity Holdings, LP converted into shares of Series B-2 Preferred Stock. The foregoing summary of the terms of the Series A-2 Preferred Stock is qualified in its entirety by the Series A-2 Certificate of Designation, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Series B Preferred Stock
On September 11, 2024, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series B-1 Non-Voting Convertible Preferred Stock (the “Series B-1 Certificate of Designation”) and the Certificate of Designation of Series B-2 Non-Voting Convertible Preferred Stock (the “Series B-2 Certificate of Designation”). On November 1, 2024, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series B-3 Non-Voting Convertible Preferred Stock (the “Series B-3 Certificate of Designation”). On January 24, 2025, we filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series B-4 Non-Voting Convertible Preferred Stock (the “Series B-4 Certificate of Designation”). Each share of Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock (collectively, the “Series B Preferred Stock”) has a par value of $0.0001 per share. The table below summarizes our outstanding Series B Preferred Stock as of March 31, 2026.

Series Issuance Date		Shares Issued	Original Issue Price Per Share	Shares Outstanding	Common Stock Equivalent
Series B-1 Preferred Stock	9/12/2024	31.940063	841,999.99	31.940063	31,940,063
Series B-2 Preferred Stock	9/12/2024	28.806463	2,322,000	28.806463	28,806,463
Series B-3 Preferred Stock	11/1/2024	38.259864	3,358,000	38.259864	38,259,864
Series B-4 Preferred Stock	1/24/2025	16.150528	5,990,000	16.150528	17,305,070

Conversion Rights
The Series B Preferred Stock is convertible into Common Stock at a conversion ratio of 1.0 million shares of Common Stock per share of Series B Preferred Stock (“Conversion Ratio”). The Conversion Ratio is subject to antidilution protection that is triggered if we issue equity for a price per share that is less than the conversion price then in effect, subject to certain exceptions.
Dividends
Holders of the Series B Preferred Stock are entitled to receive dividends or distributions on each share of Series B Preferred Stock equal to dividends or distributions actually paid on each share of Common Stock on an as-converted basis.
Appointment of Directors
At all times when the holders of the Series B Preferred Stock beneficially own at least 10%, 15% or 30% of our capital stock, the holders of the Series B Preferred Stock, exclusively and voting together as a separate class, will have the right to appoint a maximum of 1, 2 or 3 directors to the Board, respectively. At all times when the holders of the Series B Preferred Stock beneficially own at least 40% of our capital stock, the holders of the Series B Preferred Stock, exclusively and voting together as a separate class, will have the right to nominate and designate a fourth director, who shall be designated by the Board or the nominating committee of the Board to a class of common directors and thereafter stand for election as a common director on the Board. The holders of the Series B Preferred Stock will have the right to nominate a fourth director to the Board only if such appointment does not result in a change of control under our governing documents or violate any applicable laws, including requirements of the SEC and Nasdaq, and any such fourth director appointment shall be subject to and conditioned upon compliance by the holders of the Series B Preferred Stock with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, including the submission of any required filings and the expiration or termination of any applicable waiting periods.
Preemptive Rights
The certificates of designations for the Series B Preferred Stock contain customary preemptive rights that permit the holders of Series B Preferred Stock to participate in certain of our future equity offerings.
Rights to Distributions Upon Liquidation of the Company
In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Series B Preferred Stock are entitled to receive distribution of any of our assets or surplus funds pro rata with the holders of the Common Stock and any other holders of our preferred stock issued pursuant to our Securities

Purchase Agreement (the “Purchase Agreement”) with CCM Denali Equity Holdings, LP and the Credit Agreement, including the Series B Preferred Stock, in an amount equal to such amount per share as would have been payable had all shares of Series B Preferred Stock been converted to Common Stock.
Protective Provisions
We are prohibited from taking certain actions that could adversely affect the rights of the Series B Preferred Stock without the affirmative vote of a majority of the outstanding shares of Series B Preferred Stock until the later of (i) such time when the holders of Series B Preferred Stock shall no longer beneficially own at least 5% of our outstanding capital stock and (ii) June 21, 2029, in the case of the Series B-1 Preferred Stock, August 29, 2029, in the case of the Series B-2 Preferred Stock, November 1, 2029, in the case of the Series B-3 Preferred Stock, or January 24, 2030, in the case of the Series B-4 Preferred Stock.
Redemption Rights
At any time after June 21, 2029, in the case of the Series B-1 Preferred Stock, August 29, 2029, in the case of the Series B-2 Preferred Stock, November 1, 2029, in the case of the Series B-3 Preferred Stock or January 24, 2030, in the case of the Series B-4 Preferred Stock, the outstanding shares of Series B Preferred Stock held by any holder become redeemable for cash at the redemption price. The redemption price will be an amount per share equal to the greater of (i) $841,999.99 for the Series B-1 Preferred Stock, $2,322,000 for the Series B-2 Preferred Stock, $3,358,000 for the Series B-3 Preferred Stock or $5,990,000 for the Series B-4 Preferred Stock, as applicable, plus all accrued and unpaid dividends thereon, up to and including the date of redemption and (ii) the number of shares of Common Stock issuable upon conversion of the applicable Series B Preferred Stock multiplied by the average of the closing sale price of the Common Stock for the five (5) business days immediately prior to the date of redemption plus all accrued and unpaid dividends thereon, up to and including the date of redemption.
The foregoing summary of the terms of the Series B Preferred Stock is qualified in its entirety by the terms of the respective Series B Certificate of Designation, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part.
Certain Anti-Takeover Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws
The certificate of incorporation, bylaws and the Delaware General Corporation Law, or DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our Board. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our Board or taking other corporate actions, including effecting changes in our management. For instance, our Board will be empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions in our bylaws will require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.
Our authorized but unissued Common Stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
We, in our certificate of incorporation, have expressly elected not to be governed by Section 203 of the DGCL, and thus the restrictions on business combinations contained in Section 203 of the DGCL do not apply to the Corporation.
Classified Board of Directors
Our Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. This system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Directors’ Liability; Indemnification of Directors and Officers
Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL and provides that we will provide them with customary indemnification. We entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.
Securities Exchange
Our Common Stock is listed on Nasdaq under the symbol “EOSE”.

DESCRIPTION OF DEBT SECURITIES
We may issue debt securities, which may be secured or unsecured and may be exchangeable for and/or convertible into other securities, including our ordinary shares. The debt securities will be issued under one or more separate indentures between us and a designated trustee. The terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for other securities, and the material terms of the indenture will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will set forth, to the extent required and as applicable, the following terms (non-exhaustive) of the debt securities in respect of which the prospectus supplement is delivered:
•	the title of the series;
•	the aggregate principal amount;
•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;
•	any limit on the aggregate principal amount;
•	the date or dates on which principal is payable;
•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;
•	the date or dates on which interest, if any, will be payable and any regular record date for the interest payable;
•	the place or places where principal and, if applicable, premium and interest, is payable;
•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;
•	the denominations in which such debt securities may be issuable, if other than denomination of $1,000 or any integral multiple of that number;
•	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;
•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;
•	the currency of denomination;
•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;
•
if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;

•
if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;
•	any events of default;
•	the terms and conditions, if any, for conversion into or exchange for ordinary shares;
•	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and
•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of our company.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:
•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the currency or currencies in which the price of such warrants will be payable;
•
the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material United States Federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable supplement will describe:
•
the terms of the units and of the warrants, debt securities and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;
•	if applicable, a discussion of any material United States Federal income tax considerations; and
•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF RIGHTS
This section describes the general terms and provisions of the rights to purchase certain of our securities that we may issue to holders of our securities by this prospectus. The applicable prospectus supplement will describe the specific terms of the rights then issued, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.
We may issue, as a dividend at no cost, to holders of record of our securities or any class or series thereof on the applicable record date, rights to purchase shares of our common stock or preferred stock, to purchase warrants exercisable for shares of our common stock or preferred stock, or to purchase units consisting of two or more of the foregoing. In this prospectus, we refer to such rights as “stockholder rights.” If stockholder rights are so issued to existing holders of securities, each stockholder right will entitle the registered holder thereof to purchase the securities issuable upon exercise of the rights pursuant to the terms set forth in the applicable prospectus supplement.
If stockholder rights are issued, the applicable prospectus supplement will describe the terms of such stockholder rights including, but not limited to, the following, where applicable:
•	record date;
•	subscription price;
•	subscription agent;
•
aggregate number of shares of preferred stock, shares of common stock, warrants, or units purchasable upon exercise of such stockholder rights and in the case of stockholder rights for preferred stock or warrants exercisable for preferred stock, the designation, aggregate number, and terms of the class or series of preferred stock purchasable upon exercise of such stockholder rights or warrants;

•	the date on which the right to exercise such stockholder rights shall commence and the expiration date on which such right shall expire;
•	U.S. federal income tax considerations; and
•	other material terms of such stockholder rights.
In addition to the terms of the stockholder rights and the securities issuable upon exercise thereof, the prospectus supplement may describe, for a holder of such stockholder rights who validly exercises all stockholder rights issued to such holder, how to subscribe for unsubscribed securities, issuable pursuant to unexercised stockholder rights issued to other holders, to the extent such stockholder rights have not been exercised.
Holders of stockholder rights will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders, except to the extent described in the related prospectus supplement.

PLAN OF DISTRIBUTION
We are registering the offer and sale from time to time by us of our common stock, preferred stock, debt securities, warrants, units or rights in one or more offerings.
We will receive proceeds from the issuance and sale of our common stock, preferred stock, debt securities, warrants, units or rights. We will pay any underwriting discounts and commissions and expenses incurred by us in connection with the sale of securities by us.
We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities to be offered and sold by us covered by this prospectus may be offered and sold from time to time.
Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. We reserve the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. We and any of its permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.
We may use any one or more of the following methods when selling the securities offered by this prospectus:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of the Nasdaq;
•
through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;
•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices;
•
at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•	in options transactions;
•	through a combination of any of the above methods of sale; or
•	any other method permitted pursuant to applicable law.

There can be no assurance that we will sell all or any of the securities offered by this prospectus. In addition, we may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. We have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if we or they deem the purchase price to be unsatisfactory at any particular time.
With respect to a particular offering of the securities by us, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
•	the specific securities to be offered and sold;
•	the names of the selling securityholders, if applicable;
•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
•	settlement of short sales entered into after the date of this prospectus;
•	the names of any participating agents, broker-dealers or underwriters; and
•	any applicable commissions, discounts, concessions and other items constituting compensation from us.
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
We may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our common stock is listed on the Nasdaq under the symbol “EOSE.”
We may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.
In effecting sales, broker-dealers or agents engaged by us may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from us in amounts to be negotiated immediately prior to the sale.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
The underwriters, broker-dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Agents, broker-dealers and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS
Davis Polk & Wardwell LLP has passed upon the validity of the securities of the Company offered by this prospectus. Any underwriters, dealers or agents will be advised by their own legal counsel concerning matters relating to any offering.
EXPERTS
The financial statements of Eos Energy Enterprises, Inc., incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Common Stock, par value $0.0001 per share
Subscription Rights to Purchase Up to 27,367,171 Units at the Subscription Price
Each Unit Consisting of One Share of Common Stock and 0.4388
of a Warrant to Purchase Common Stock

Eos Energy Enterprises Inc.
PROSPECTUS SUPPLEMENT
July 2, 2026